Exhibit 10.6

Execution Version

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of December 31, 2020 (the “Effective Date”) by and between IceCure Medical Ltd., a corporation having its principal office at Haeshel 7, Caesarea, 3079504, Israel (“IceCure”) and TERUMO (THAILAND) COMPANY LIMITED, a company incorporated in Thailand with registered company number 0105537065397 and having its registered office at No.88 The PARQ Building, Unit 8W9-16, 8th Floor, Ratchadaphisek Road, Klongtoey Subdistrict, Klongtoey District, Bangkok 10110

, Thailand (“Terumo” or “Terumo Thailand”). IceCure and Terumo may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, IceCure has developed and is intending to commercialize and promote its Product (as defined below) in various countries;

Whereas, IceCure wishes to commercialize the Product in certain countries through a distributor that will register, promote, market, sell and distribute the Product within the Territory (as defined below) ;

Whereas, Terumo has the ability to register, promote, market, sell and distribute such Product within the Territory and wishes to be IceCure’s exclusive distributor of the Product within the Territory, and IceCure is willing to appoint Terumo as the exclusive distributor of the Product in the Territory, on the terms and conditions set forth in this Agreement; and

Whereas, IceCure agrees to manufacture (or have manufactured) and sell to Terumo the Product for such commercialization and promotion activities in the Territory, on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IceCure and Terumo hereby agree as follows:

Article 1
Definitions

1.1 “Affiliate” of a Party means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.1, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, or by contract relating to voting rights; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital or other equity interest in such entity.

1.2 “Alliance Manager” has the meaning set forth in Section 4.2.

1.3 “Applicable Laws” means the applicable provisions of any law or regulation from Thailand, and Israel including: national, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, industry codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders or permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, including GMP, FCPA, trade, promotion, privacy, Export Control Laws and other laws and regulations pertaining to domestic or international corruption, commercial bribery, fraud, kickback, embezzlement or money laundering.

1.4 “Asia Actual” means a company incorporated under Thai law with the name Asia Actual (Thailand) Co., Ltd. a holder of company’s registration number 0105556161347.

1.5 “Authorization” or “Authorized” means, with respect to any Information or Data, possession by either Party of the ability (whether by ownership or grant of rights, other than pursuant to this Agreement) to grant to the other Party the applicable access or other right under this Agreement without violating the terms of an agreement with a Third Party and/or any Applicable Law.

1.6 “Business Day” means a day other than a Friday, Saturday or Sunday or any public holiday in Israel or Thailand.

1.7 “Calendar Quarter” means a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.8 “Calendar Year” means a period of twelve (12) consecutive months beginning on and including January 1st.

1.9 “Commercialization Plan” has the meaning set forth in Section 6.1(c).

1.10 “Commercially Reasonable Efforts” means, with respect to a Party’s specific obligations under this Agreement, that level of efforts and resources at the relevant point in time, that is consistent with the usual practice followed by such Party in the exercise of its scientific and business judgment relating to other medical device products owned or licensed by it or to which such Party has exclusive rights (but in any event no less than the efforts consistent with those generally used by similarly positioned (in scope and value) medical device companies with sufficient resources to advance a program) including commercial, clinical, general, legal, scientific, or medical factors.

1.11 “Confidential Information” has the meaning set forth in Section 8.1.

1.12 “Data” means any and all scientific, clinical, general or test data pertaining to the Product that is generated by or under the authority of Terumo or its Affiliates, Sub-Distributors or other subcontractors or by or under the authority of IceCure or IceCure ex-Territory Distributors before or during the Term, including research data, clinical pharmacology data, chemistry, manufacturing and controls data (including analytical and quality control data and stability data), preclinical data, clinical data and all submissions made in association with an application for Regulatory Approval filed in or outside the Territory with respect to the Product, in each case to the extent such data either (a) a Party has the Authorization on the Effective Date or (b) comes within a Party’s Authorization during the Term.

1.13 “Delivery” means upon pick-up of the Product in Caesarea, Israel, or other location mutually agreed by the Parties, and based on delivery terms EXW (Incoterms 2020).

1.14 “Disclosing Party” has the meaning set forth in Section 8.1.

1.15 “Executives” has the meaning set forth in Section 13.2.

1.16 “Exclusivity Term” means: with respect to the Territory the term commencing as of the Effective Date, and continuing until the earlier of: (i) termination of the Agreement pursuant to Article 12 of the Agreement, or (ii) the termination of the exclusivity pursuant to Exhibit 6.4.

1.17 “Export Control Laws” means all applicable U.S., European Union, Israel, and Thai or other applicable laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Irish Government or the European Union or (b) the export or re-export of commodities, technologies or services or data, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706; the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq.; the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779; and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, European Union laws and regulations (including but not limited to, Regulation (EC) No 428/2009, as amended), in each case as amended.

1.18 “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as amended.

1.19 “First Upfront Payment” has the meaning set forth in Section 3.1.

1.20 “GMP” means current Good Manufacturing Practice, including TFDA’s regulations and QMS under ISO13485.

1.21 “IceCure Indemnitees” has the meaning set forth in Section 11.1.

1.22 “IceCure Information” means all Information (including Data) that IceCure has the Authorization to share as of the Effective Date or during the Term, which Information is necessary or reasonably useful, at IceCure's reasonable discretion, to file for, obtain or maintain Regulatory Approval or to distribute, commercialize, market, promote, sell, offer for sale or import the Product in the Territory.

1.23 “IceCure Patents” means all IceCure’s Patents as of the Effective Date or during the Term.

1.24 “Indemnitee” has the meaning set forth in Section 11.3.

1.25 “Indemnitor” has the meaning set forth in Section 11.3.

1.26 “Information” means information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, specifications and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.27 “Importation License” means the MA Approval of TFDA to import the Product into the Territory.

1.28 “Intellectual Property Rights” means rights in, and in relation to any Patents, utility models, design patents, design rights, trademarks, trade and business names, copyright, database rights, domain names and topography rights, including the benefit of all registrations of, applications to register and the right to apply for registration of any of the foregoing items and all rights in the nature of any of the foregoing rights, each for their full term (including without limitation, any divisions, continuations, extentions or renewals thereof), trade secrets, know-how and any other intellectual properties, all of the foregoing wherever enforceable in the world.

1.29 “LOI” or “Letter of Intent” means the certain Letter of Intent dated 28 September 2020, executed between IceCure and Terumo.

1.30 “Losses” has the meaning set forth in Section 11.1.

1.31 “MA Approval” means approval, licenses, registrations, or authorizations of Regulatory Authorities in the applicable regulatory jurisdiction for the use, storage, import, transport and/or sale of a pharmaceutical, therapeutic and medical device product in such regulatory jurisdiction.

1.32 “Patent” means (a) any patent, certificate of invention, application for certificate of invention, priority patent filing and patent application, and (b) any renewal, division, continuation (in whole or in part) or request for continued examination of any of such patent, certificate of invention and patent application, and any patent or certificate of invention issuing thereon, and any reissue, reexamination, extension, restoration by any existing or future extension or restoration mechanism, division, renewal, substitution, confirmation, registration, revalidation, revision and addition of or to any of the foregoing.

1.33 “Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

1.34 “Product” means (a) IceCure’s proprietary cryo-ablation device known as ProsenseTM, as further described in Exhibit 1.36, including any improvements made thereto during the Term and/or next generation thereof, and (b) IceCure’s proprietary probe and other applicable accessories and components to the cryo-ablation device known as ProsenseTM.

1.35 “Product Trademark” has the meaning set forth in Section 9.6(a).

1.36 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators or other healthcare professionals), agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.37 “Quality Agreement” has the meaning set forth in Section 6.5.

1.38 “Receiving Party” has the meaning set forth in Section 8.1.

1.39 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of Regulatory Authorities in the applicable regulatory jurisdiction, that are necessary or the manufacture, use, storage, import, transport and/or sale of the Product in such regulatory jurisdiction, or are mutually agreed to be required for the commercialization between the Parties, including Importation License.

1.40 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution or promotion of the Product in the applicable regulatory jurisdiction, including the TFDA and the TMDCD.

1.41 “Regulatory Filings” means all applications, approvals, licenses, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in connection with the commercialization of the Product, including any Regulatory Submissions and MA Approvals.

1.42 “Regulatory Submissions” means all applications, notifications, and submissions made to a Regulatory Authority (including any attachment or supplement thereto) to obtain Regulatory Approval in connection with the commercialization of the Product, and all Information contained therein.

1.43 “Second Upfront Payment” has the meaning set forth in Section 3.2.

1.44 “Specification(s)” has the meaning set forth in Exhibit 1.34.

1.45 “Study Information” means any and all Information (including Data) derived from clinical and non-clinical study conducted by Terumo (directly or indirectly, excluding IceCure and/or its Affiliates) in the Territory, for making Regulatory Submission, obtaining and maintaining Regulatory Approval and/or commercializing the Product in the Territory, but Study Information excludes IceCure Information, IceCure Patents, and Inventions.

1.46 “Sub-Distributor” means any Person other than Terumo that Terumo appoints to market, promote, offer for sale, sell, import or distribute the Product in the Territory, beyond the mere right to purchase the Product from Terumo for end use.

1.47 “Tax Authority” means any government, state, or municipality of any local, state, federal, or other fiscal, revenue, customs, or excise authority, body, or official anywhere in the world, authorized to levy tax.

1.48 “Term” means the period commencing on the Effective Date and continuing until December 31, 2026 (the “Initial Term”), and automatically extended for six (6) years periods each (each a “Renewal Term”) unless either Party notifies to the other Party of its intention to terminate at least one (1) year prior to the expiration of the Initial Term or any subsequent Renewal Term, as applicable, or if this Agreement is terminated earlier pursuant to Article 12 of the Agreement.

1.49 “Territory” means Thailand and its territories and possessions.

1.50 “TFDA” means the Thailand Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical, therapeutic and medical device products in the Territory.

1.51 “Third Party” means any governmental authority or Person other than IceCure, Terumo and their respective Affiliates.

1.52 “Third Party Claims” has the meaning set forth in Section 11.1.

1.53 “TMDCD” means Thailand Medical Device Control Division under Food and Drug Administration of Thailand

1.54 “Third Upfront Payment” has the meaning set forth in Section 3.3.

1.55 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.56 “United States” or “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.57 “Upfront Payments” means First Upfront Payment, Second Upfront Payment and Third Upfront Payment collectively (or respectively, “Upfront Payment”).

Article 2
DISTRIBUTION APPOINTMENT

2.1 Appointment of Terumo as Distributor. Subject to the terms and conditions of this Agreement, IceCure hereby appoints Terumo, and Terumo accepts appointment, as the exclusive distributor of the Product in the Territory during the Exclusivity Term, and IceCure grants to Terumo the exclusive rights to file for and maintain Regulatory Approval of, promote, market, offer for sale, sell, import and distribute the Product in the Territory during the Exclusivity Term. For the removal of doubt, following the termination or expiration of the Exclusivity Term, in the event Agreement will not be expired or terminated, subject to the terms and conditions of this Agreement, Terumo will have during the remaining period of the Term all of the abovementioned rights on a non-exclusive basis. IceCure must not sell the Product or any product that is substantially similar to the Product in the Territory through any other distributor (except for Terumo and its Affiliates) or directly by itself during the Exclusivity Term. Notwithstanding the above, during the Exclusivity Term, IceCure and/or its Affiliates shall seize any new promotions in the Territory either directly or indirectly of such Products to any Third Party in the Territory, including but not limited to Asia Actual, doctors and medical institutions.

2.2 Subcontracting by Terumo. Subject to the terms and conditions of this Agreement, Terumo shall have the right to appoint Sub-Distributors for the Product in the Territory , without the prior consent of IceCure; provided, however, in the event the performance of services by such Sub-Distributor will require to provide it with IceCure Information and IceCure Patents, Terumo will execute a confidentiality and non-use agreement with such Sub-Distributor that will impose on the Sub-Distributor the obligations as strict as those set forth in this Agreement. Terumo shall have the right to subcontract any regulatory, sales, marketing, or promotional activities with respect to the Product in the Territory, including to any contract sales organization (“Third Party Contractor”), in each case, without the prior consent of IceCure. IceCure shall have the right to object to a Sub- Distributor and/or Third Party contractor if it becomes aware of issues with respect to such Third Party Contractor that could have a material adverse effect on IceCure in the Territory. In such event, IceCure will advise Terumo of its concerns, and the Parties will discuss what actions, if any, to take with respect to such Sub- Distributor or Third Party Contractor, provided that no actions shall be taken with respect to such Sub-Distributor and/or Third Party Contractor without Terumo’s prior consent, which shall not be unreasonably withheld or delayed. Terumo shall be responsible for the acts or omissions of its Sub-Distributors and/or Third Party contractors under any agreement or engagement, including any such act or omission that would constitute a breach hereunder if performed by Terumo. Notwithstanding the preceding, it is the express intention of the Parties that Terumo shall act as the principal distributor of the Product in the Territory and may not hire Sub-Distributors with the intent of reducing its obligations under this Agreement.

2.3 Supply of Product for Distribution. IceCure shall supply or have supplied to Terumo, in accordance with the terms set forth in Section 6.3, and Terumo shall purchase from IceCure, Product for sale by Terumo or its Affiliates or Sub-Distributors in the Territory, subject to and under the provisions of this Agreement. Terumo shall purchase all such amounts of Product supplied by IceCure under the payment provisions of Section 6.3 and Article 7.

2.4 Right of Negotiation. During the Exclusivity Term, in the event that IceCure intends to sell any product other than the Product in the Territory, IceCure will notify Terumo in writing of such intention (“Negotiation Notice” and “Negotiation Notice Date”, respectively) before notifying the same to any other prospective distributor. If Terumo notifies IceCure in writing within thirty (30) days after receipt of Negotiation Notice from IceCure, IceCure will be required to negotiate in good faith with Terumo a distribution agreement pursuant to which Terumo will obtain the exclusive distribution appointment for such product in the Territory. IceCure may not enter into a distribution agreement and/or its equivalent (including without limitation term sheet and letter of intent) with a Third Party for the purpose contemplated in this Section 2.4 without written consent from Terumo for three (3) months following the Negotiation Notice Date by Terumo to IceCure. In the event Terumo has not notified IceCure within the said thirty (30) day period, or the negotiations have not concluded to definitive agreement within the said three (3) month period above, IceCure shall be permitted to negotiate and/or enter into a distribution agreement and its equivalent with any Third Party.

2.5 No Other Rights. No rights shall be deemed granted by one Party to the other Party under this Agreement by implication, estoppel, or otherwise.

Article 3
UPFRONT PAYMENT

3.1 First Upfront Payment. In consideration for the exclusive distribution appointment under Section 2.1, Terumo shall pay to IceCure, an upfront payment of one hundred fifty thousand U.S. dollars (US$150,000) (“First Upfront Payment”). Terumo shall pay to IceCure First Upfront Payment on the later date between (i) thirty (30) days from the receipt of a valid tax invoice to be issued on the Effective Date ; (ii) fourteen (14) days from the filing of the termination letter of Asia Actual’s Importation License of the Products to Thai FDA and providing the confirmation document of such submission to Terumo (“Due Date of First Upfront Payment”); provided, however, that the First Upfront Payment will be deemed to have been made in time if Terumo has instructed the paying bank to make such payment to IceCure not later than three (3) Business Days before the Due Date of Upfront Payment and such payment is completed within three (3) Business Days after the Due Date of Upfront Payment.

3.2 Second Upfront Payment. In further consideration for the exclusive distribution appointment under Section 2.1, Terumo shall pay to IceCure the Second Upfront Payment within thirty (30) days after receiving the invoice from IceCure on May 1, 2021 and provided that Asia Actual has already filed the termination letter of Asia Actual’s Importation License of the Products to Thai FDA before such date, a payment of one hundred fifty thousand U.S. dollars (US$150,000) (“Second Upfront Payment”).

3.3 Third Upfront Payment. In further consideration for the exclusive distribution appointment under Section 2.1, Terumo shall pay to IceCure within thirty (30) days after receiving the invoice from IceCure on May 1, 2022, a payment of one hundred fifty thousand U.S. dollars (US$150,000) (“Third Upfront Payment”). Notwithstanding the above, in the event that Terumo have not purchase the Minimum Purchase Amount (MPA), as defined in Exhibit 6.4, on the first fiscal year - ending 31 March 2022, and because of such failure IceCure terminates Terumo’s exclusive right to distribute the Products as set forth in Section C to Exhibit 6.4, the Third Upfront Payment would not be required to be paid by Terumo. However, if IceCure invoices for the payment of Third Upfront Payment to Terumo, IceCure shall waive all of its right to terminate the Exclusivity Term from the cause that Terumo does not purchase to reach the MPA on the first fiscal year. For the removal of doubt, the abovementioned exclusion will not derogate IceCure’s rights to terminate the exclusivity right if Terumo shall not purchase the Minimum Purchase Amount (MPA), as defined in Exhibit 6.4, for any other fiscal year following the first fiscal year - ending 31 March 2022.

Notwithstanding anything provided in Article 7.4, Terumo shall make the Upfront Payments after deducting the applicable taxes.

Payment for each of the Upfront Payments and any other payments from Terumo to IceCure shall be made within 30 days from the date that Terumo receive the relevant invoice from IceCure.

Article 4
COORDINATION

4.1 Meetings. The Parties will hold meetings, either in-person or telephonically, or alternatively exchange views in writing, at such frequency and in such method as determined by the Parties (taking into account any commuting restriction due to the COVID-19 global pandemic), to discuss and coordinate the Parties’ activities under this Agreement, including with respect to filing for, obtaining, and maintaining Regulatory Approval and commercializing (including commercial supply to Terumo and marketing and sales) the Product in the Territory. Each Party shall bear all its own costs and expenses incurred by it in connection with attending in-person meetings. The items of such discussion are, without limitation, the following topics:

(a) the Commercialization Plan, including all amendments thereto;

(b) the results of the Commercialization Plan to ensure, to the extent reasonably practical, compliance with obligations under this Agreement;

(c) discussing the production capacity of IceCure and its Third Party manufacturers;

(d) discussing marketing and sales updates;

(e) facilitating the exchange of Data between the Parties, including any adverse event information.

(f) discussing the rolling forecast and the safety stock of the Product for each of the Territory.

4.2 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager will be permitted to attend meetings described in Section 4.1. The Alliance Managers will be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.

Article 5
DEVELOPMENT AND REGULATORY ACTIVITIES

5.1 Overview.

(a) Terumo shall be responsible for filing, obtaining, and maintaining Regulatory Approval of the Product in the Territory, including for improvements and post-marketing surveillance as described in this Article 5.

Asia Actual is currently holding on behalf of IceCure an Importation License to import and market the Products in the Territory, attached hereto as Exhibit 5.1(a), until June 17, 2021 (the “AA Regulatory Approval”). Following the Effective Date of this Distribution Agreement, IceCure agrees to use reasonable commercial efforts to cause Asia Actual to withdraw the AA Regulatory Approval, through submission of the termination letter of AA Regulatory Approval for the Products to TFDA using the form attached hereto as Exhibit 5.1(b). Furthermore, during the Exclusivity Term, IceCure undertakes not to perform by itself and/or its Affiliates to directly sell Products in the Territory and/or grant any rights to any third party to import Products, to the Territory. IceCure agrees to cooperate with Terumo Thailand to obtain Terumo Thailand's inscription and importation license, Regulatory Approval as a holder of such Regulatory Approvals from TFDA. The Parties will coordinate in good faith and if needed, will adjust the submission date of such AA’s termination letter to avoid the situation where the Products would not have any valid license in the Territory.

(b) In the event that AA Regulatory Approval is not terminated in prior to its expiration, after the expiration of the current AA Regulatory Approval held by Asia Actual, IceCure undertakes not to cooperate with Asia Actual either directly or indirectly to renew its AA Regulatory Approval. IceCure further agrees that the payment of the First Upfront Payment and Second Upfront Payment will be hold until the submission of the termination letter of AA Regulatory Approval for the Products to TFDA using the form attached hereto as Exhibit 5.1(b).

5.2 Regulatory Activities.

(a) Conduct of Regulatory Activities. Terumo shall be solely responsible, in its expense (subject to IceCure’s obligation with respect to assistance as set in this Article 5.2(e) below), for preparing, filing, obtaining, and maintaining Regulatory Approvals, including Importation License for the Product in the Territory, including those improvements and post-marketing surveillance. Terumo shall be the holder of the Regulatory Approval for the Product in the Territory issued pursuant to this Article 5, and shall be responsible for all interactions with Regulatory Authorities with respect to the Product in the Territory. Terumo shall ensure that IceCure is updated in advance of such activities, including allowing IceCure to participate in the discussions with Regulatory Authority (to the extent it is possible and permitted) and discussions regarding the labeling of, and post-marketing surveillance strategies with respect to the Product in Territory, but Terumo may make the final decision with respect to any of the foregoing activities, provided that, in the event such decision impose any substantial obligation on IceCure that are not set forth in this Agreement or Quality Agreement, such decision is feasible and can be exerted by Commercially Reasonable Efforts by IceCure, and that Terumo will bear expenses with respect to such decision as agreed by the Parties. Terumo shall consider in good faith all input provided by IceCure with respect to such regulatory activities. In connection with such activities, Terumo shall timely inform IceCure of scheduled meetings with Regulatory Authorities in the Territory with respect to the Product in order to allow IceCure time to convey its opinion on the matter.

(b) Efforts to Obtain Importation License. Terumo shall obtain Importation License in the Territory.

(c) Expenses. Terumo shall bear all costs and expenses incurred in connection with Regulatory Filings and Regulatory Approvals in the Territory with respect to the Product under this Agreement, provided that IceCure shall bear its internal and out-of-pocket costs and expenses incurred in connection with its assistance and cooperation as set in this Article 5 below which will be reasonably and mutually agreed between the Parties.

(d) Regulatory Cooperation. Each Party shall cooperate with any reasonable requests for assistance from the other Party with respect to obtaining or maintaining Regulatory Approval of the Product in and outside the Territory. IceCure shall be responsible for providing reasonable assistance and cooperation to Terumo, at its own cost (unless otherwise agreed by both Parties), for the Regulatory Filings. As part of such assistance, to the extent available, IceCure shall provide Terumo with Authorized information related to the Product that is required to facilitate such Regulatory Filings, including Data obtained from clinical trials conducted in countries other than the Territory, to the extent required.

5.3 Transfer of and Reference to IceCure Information. During the Term, if and when required necessary, and solely for the purpose of filing for, obtaining, and maintaining Regulatory Approval for the Product and commercializing the Product in the Territory, each Party shall provide assistance to the other Party so that said application will be completed as soon as possible. Subject to IceCure’s prior written consent which shall not be unreasonably withheld, Terumo shall have the right to reference Regulatory Filings outside the Territory that contain IceCure Information solely for the purpose of filing for, obtaining and maintaining Regulatory Approval and commercializing the Product in the Territory in accordance with this Agreement. Terumo may use and disclose such IceCure Information to its Affiliates, Sub- Distributors and to Third Party Contractors in connection with marketing activities, medical education activities, professional services activities and public relations activities, or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.), in each case solely to the extent necessary for filing for, obtaining, and maintaining Regulatory Approval in the Territory and commercializing the Product in the Territory, or as may otherwise be agreed in writing by IceCure and Terumo. All such disclosures by Terumo shall be considered as Confidential Information to each Third Party receiving such information and governed by the provisions of Article 8. Terumo shall be responsible for the acts or omissions of a Third Party receiving such IceCure Information, including any such act or omission that would constitute a breach hereunder if performed by Terumo.

5.4 Business Development. As between the Parties, Terumo will have the sole right to conduct (itself or through an Affiliate or Third Party), at Terumo’s expense, nonclinical and clinical business development activities of the Product in or for the Territory. The Parties shall discuss such business development activities, including the design and implementation of such studies, any updates on the progress, and results and publication thereof provided by Terumo. Terumo shall not execute any related clinical study agreement, application, or regulatory submission that names IceCure as a co-party, indemnitee, or sponsor in any way without the prior written approval of IceCure. At IceCure’s request, Terumo shall update IceCure with the then-current status of its clinical and non-clinical business development of the Product in or for the Territory. Terumo shall maintain full compliance with any and all Applicable Laws, applicable regulatory, ethical, privacy, and legal requirements relating to the conduct of human clinical studies in the Territory, including acquiring and maintaining any appropriate insurance related to product liability and study conduct.

5.5 Diligence. Terumo shall use Commercially Reasonable Efforts to prepare, file for, obtain, and maintain Regulatory Approval for Product in the Territory.

5.6 Adverse Event Reporting. Terumo shall be responsible for the timely reporting of all relevant adverse events, complaints, and safety data relating to the Product to the appropriate Regulatory Authorities in the Territory (and provided that Terumo shall timely report IceCure of any such events, complaints, or data prior to (or if it is not practicable to do so, promptly after) reporting to the appropriate Regulatory Authorities and shall consider in good faith any reasonable comments made by IceCure, if any, with respect thereto prior to reporting to the appropriate Regulatory Authorities in the Territory), all in accordance with Applicable Laws and requirements of Regulatory Authorities in the Territory. IceCure (or its Affiliates, licensees, or sublicensees outside the Territory) shall be responsible for the timely reporting of all relevant adverse events, complaints, and safety data relating to the Product to the appropriate Regulatory Authorities outside the Territory (and to Terumo). The Parties may agree on a separate agreement to detail such reporting. Each Party shall have the right to review from time to time the other Party’s vigilance policies and procedures. The Parties agree to work together in good faith to coordinate regarding vigilance activities with respect to the Product, including by exchanging each Party’s standard operating procedures and other Information relevant to such vigilance activities.

5.7 Regulatory Audit. Terumo shall notify IceCure promptly and any event no later than five (5) Business Days after becoming aware of a Regulatory Authority audit or inspection of Terumo or its Affiliates with respect to the Product. The Parties agree to cooperate during the preparation and conduct of any audit by a Regulatory Authority.

5.8 Recalls. In the event that any Regulatory Authority issues or requests a recall (i.e. removal of the Product from distribution, sale or consumption that present a significant health or safety threat) or takes similar action in connection with the Product in the Territory, or in the event either Party determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal (i.e. removal of the Product from the supply chain for any other reason than health or safety), the Party notified of or desiring such recall or similar action shall, within ten (10) Business Days, advise the other Party thereof by telephone (and confirm by email or facsimile). The Parties shall, to the extent practicable, endeavor to discuss and agree upon whether to recall or withdraw the Product in the Territory, and in the Territory, Terumo shall review and consider in good faith all information provided by IceCure in connection with such discussion, including any assessment of safety and whether to recall or withdraw the Product; provided that if such discussion is not practicable or if the Parties fail to so agree within an appropriate time period (recognizing the exigencies of the situation), then in the Territory Terumo shall decide whether to recall or withdraw the Product. Such Party determining the recall shall be responsible for conducting any such recall or withdrawal, shall use Commercially Reasonable Efforts to minimize the expenses of any such recall or withdrawal and shall keep the other Party fully informed of all actions taken in conducting such recall or withdrawal. Subject to above, any recall or withdrawal expenses shall be borne by the Parties in proportion to their respective attribution to the cause of the recall.

5.9 Terumo will use all reasonable efforts to seek confidential treatment for IceCure Information or IceCure Patents in all Regulatory Activities; and provided, further, that Terumo will use good faith efforts to file redacted versions with any Regulatory Authority.

Article 6
COMMERCIALIZATION AND SUPPLY

6.1 Commercialization of the Product.

(a) Terumo Responsibilities. During the Exclusivity Term, Terumo shall (i) have the exclusive right, and shall use its Commercially Reasonable Efforts, to market, promote, sell, offer for sale, and otherwise commercialize the Product in the Territory, at its sole cost and expense, in accordance with the Applicable Laws and subject to the terms and conditions of this Agreement. For the removal of doubt, following the termination or expiration of the Exclusivity Term, in the event Agreement will not be expired or terminated, subject to the terms and conditions of this Agreement, Terumo will have during the remaining period of the Term all of the abovementioned rights on a non-exclusive basis. Without limiting the foregoing, Terumo shall have the exclusive right and responsibility in the Territory for the following:

(i) designing the commercialization and marketing strategy and tactics for the Product, for potential inclusion in the Commercialization Plan;

(ii) undertaking all promotional activities for the Product;

(iii) establishing and implementing post-market surveillance programs for the Product as required or recommended by a Regulatory Authority;

(iv) receiving, accepting and filling orders for the Product from customers;

(v) warehousing and distributing the Product to customers;

(vi) controlling invoicing, order processing and collection of accounts receivable for sales of the Product;

(vii) recording sales of the Product in the Territory in its books of account for sales

(viii) providing results of sales of the Product for purposes of periodic safety reports and exposure estimates; and

(ix) specific packaging and labeling requirements for the Territory, provided that, if such packaging and labeling is performed by IceCure, Terumo shall pay the incremental cost for specialized packaging and labeling.

(b) IceCure Responsibilities. IceCure shall assit Terumo with available information and materials reasonably required for Terumo’s marketing, sales and training of Terumo’s sales force, including copies of informational brochures, sales and marketing materials, products information of the Products necessary to respond to any Product inquiries by customers in the Territory; provided that, such information and material will be provided in English. Terumo shall be entitled to create local-language versions of the brochures and marketing materials provided by IceCure at Terumo's cost, provided that Terumo shall warrant accuracy of the translation to IceCure. IceCure shall assist in training selected members of Terumo representing Terumo’s sales force at IceCure’s premises or agreed place by IceCure. Each Party will bear its costs and expenses in connection with the foregoing.

(c) Commercialization Plan. The Parties agree to collaborate in developing the plan for the commercialization of the Product in the Territory, which shall identify proposed plans to address potential challenges with respect to commercialization of the Product in the Territory (the “Commercialization Plan”) by in-person or telephonic meetings and which may be revised from time to time. Terumo shall regularly consult with and provide quarterly written updates to IceCure regarding the commercialization strategy for and the commercialization of the Product in the Territory. Both Parties agree to discuss marketing and sales updates and their strategies, at least once in every six (6) months' period.

6.2 Trademark Licenses. During the Term and subject to the terms and conditions of this Agreement, IceCure hereby grants to Terumo an exclusive (during the Exclusivity Term), royalty-free, limited license to use the Product Trademarks solely to promote, market, sell, offer for sale, import, and distribute the Product in the Territory in accordance with the terms of this Agreement.

6.3 Supply.

(a) Supply of the Products. The Parties acknowledge and agree that IceCure shall retain the exclusive right to make and have made the Product. No later than September 30th of each calendar year during the Term, Terumo shall submit a non-binding good faith rolling Forecast of Terumo’s anticipated quarterly demand of the Products for the coming calendar year for the Territory(the “Forecast”). IceCure shall notify Terumo within five (5) Business Days from the receipt of the Forecast if it expects it will not be able to fulfill the Forecast and thereafter the Parties shall discuss the Forecast in good faith. IceCure will be deemed to have accepted the Forecast unless IceCure notifies Terumo of said non-fulfillment expectation within five (5) Business Days from the receipt of the Forecast. Subject to the terms of this Agreement, IceCure shall manufacture or have manufactured and supply or have supplied and maintain a capacity of manufacturing to fulfill the accepted Forecast, for the Territory, and Terumo shall purchase from IceCure Product for sale in the Territory in accordance with the terms and conditions of this Agreement.

(b) Product Price. Terumo shall pay to IceCure the price of the Product in the currency of U.S. dollars as set forth on Exhibit 6.3 (“Product Price”) within thirty (30) days from the date of relevant invoice. IceCure may issue invoice of an order at the time stipulated in Exhibit 6.3.

(c) Purchase Orders. Terumo shall issue written orders to purchase Product under this Agreement (each, a “Purchase Order”), each of which shall specify the number of units of each item of the Product to be delivered and the requested delivery date. Within five (5) Business Days after receipt of Terumo’s Purchase Order, IceCure shall confirm or decline the Purchase Order in writing. As long as Terumo has submitted a Purchase Order to IceCure at least 120 days prior to the delivery date indicated in such Purchase Order, and quantity of each item of the Product in such Purchase Order was contemplated in the Forecast, IceCure may not decline the Purchase Order. Even if the Purchase Order was submitted later than 120 days prior to the delivery date, or was not contemplated in the Forecast, IceCure shall use Commercially Reasonable Efforts to accept the Purchase Order. All Purchase Orders confirmed by IceCure will be binding and may not be cancelled or modified by either Party without the other Party’s written consent.

(d) Initial Order. Upon execution of Agreement, Terumo shall issue a Purchase Order for three (3) Consoles and One Hundred (100) Probes of the Product and the general product support associated therewith (“Initial Order”) for commercial sale. Prices for all consoles and probes under the Initial Order shall be set at an aggregate amount of three hundred twenty-nine thousand (329,000) USD (ex-works).

(e) Superiority of this Agreement. Any term or condition in a Purchase Order, confirmation, or other document furnished by a Party, that is inconsistent with the terms and conditions of this Agreement will not be binding on the Parties unless agreed in writing by both Parties.

(f) Safety Stock. If agreed by IceCure in writing, IceCure will maintain such safety stock of Probes in an amount agreed by the Parties in writing.

(g) Delivery. Title to the Product will transfer upon Delivery.

(h) Specifications. IceCure shall deliver Product that is manufactured in accordance with the Specifications, GMP, and Applicable Laws. Each Party shall notify the other Party in writing if it becomes aware of any changes to the Specifications that are required by Applicable Laws or Regulatory Approval in the Territory. In each case, IceCure shall use Commercially Reasonable Efforts to implement any such changes. Any changes to the Specification or to the Product that will affect quality of the Product or Regulatory Approval of the Product must not be implemented unless otherwise agreed by both Parties in advance, or unless otherwise implemented pursuant to the relevant terms and conditions of the Quality Agreement. In any case, any such change to the Specification or to the Product will be notified by IceCure to Terumo at least six (6) months prior to such change.

(i) Release Testing. IceCure shall test each applicable batch or serial of Product in accordance with the Specification as defined in Exhibit 1.34 and the Quality Agreement. Prior to the Delivery, IceCure shall conduct inspection of the Product in accordance with IceCure’s standard lot release testing methods approved by Terumo in writing. The Parties shall agree in good faith upon such standard lot release-testing methods prior to the delivery of any Product (other than the Initial Order). IceCure shall send to Terumo a written certification of the results for each shipment. At Terumo costs and expenses, Terumo or its Affiliates shall conduct the incoming inspections and testing of the Product as set forth in the Specification as defined in Exhibit 1.34 and the Quality Agreement and as required by Applicable Laws and applicable Regulatory Authorities in the Territory. Terumo shall be responsible for final Product release testing for the Product in the Territory.

(j) Acceptance and Rejection. At Terumo costs and expenses (including unpacking and packing), Terumo, itself or through its Affiliates or Sub-Distributors, will inspect and test each shipment of the Product in accordance with the Specification as defined in Exhibit 1.34 and the Quality Agreement upon arrival of such Product in the Territory, as applicable. Terumo may reject and return any part of a shipment of the Product that does not conform to the Specifications, GMP, or Applicable Laws by giving written notice to IceCure identifying the reasons for the rejection of the shipment within thirty (30) days after discovering such defect, but no later than the time thirty (30) days have passed upon receipt of the Products in the Territory. The acceptance criteria is intended to be agreed by the Parties in the Specification as defined in Exhibit 1.34 and the Quality Agreement. Payment of the Product Price shall constitute the acceptance of the delivery. If, after accepting a delivery of the Product, Terumo subsequently discovers an alleged Product defect not reasonably discoverable by the inspection described in this Section, or by inspecting the batch documentation accompanying such shipment upon delivery, during the acceptance period set forth in this Section, Terumo may revoke its acceptance and reject such delivery by giving written notice and disclosing the nature of such defect to IceCure within thirty (30) days after discovering such defect.

(k) Evaluation of Defect. Within twenty (20) Business Days after notice of rejection pursuant to Section 6.3(j) is received by IceCure, IceCure shall notify Terumo whether it disagrees with the reasons for Terumo’s rejection of the Product. If IceCure disagrees, both Parties shall discuss in good faith in order to agree on whether there was a reasonable basis for rejection. If the Parties do not agree after thirty (30) days of discussion in good faith, IceCure shall, unless waived in writing by either Party accepting the other Party’s opinion, have the right to submit such issue for resolution by an independent Third Party laboratory chosen by both Parties. IceCure shall work closely with Terumo in preparing all statements, reports, analyses, and other materials submitted to the independent laboratory for evaluation. The evaluation of the independent laboratory will be binding on IceCure and Terumo. If the evaluation determines that the Product does not conform with the Specifications, GMP, or Applicable Laws, Terumo may reject the Product as set forth herein, and as between IceCure and Terumo, IceCure shall be responsible for the cost of the evaluation. If the evaluation does not determine the said nonconformity of the Product claimed by Terumo, then Terumo will be deemed to have accepted such Product, which will be deemed to be conforming on the date the evaluation is delivered by the independent laboratory, and Terumo will reimburse IceCure for the costs of such evaluation; provided, however, that Terumo may determine, in its sole discretion, not to use such Product. With respect to any quantity of Product that IceCure agrees is deficient in accordance with Terumo’s notice of rejection, or that is otherwise found to be deficient by the independent laboratory, IceCure shall repair such quantity of Product at its own cost and within reasonable time, and if such cannot be repaired or is not repaired within reasonable time, at Terumo’s option, either refund to Terumo the Product Price paid by Terumo for such quantity of Product or replace such quantity of Product at no charge (“Remedy for Defect”). All evaluation proceedings by the independent laboratory shall be conducted in the English language and the personnel of the independent laboratory shall be fluent in English. All documentation or discussions, shall be presented in English.

(l) Disposition of Rejected Product. Terumo may not destroy any damaged, defective, returned, or recalled Product for which it intends to send IceCure a notice of rejection without IceCure’s prior written authorization to do so. With respect to any quantity of Product that IceCure agrees is deficient in accordance with Terumo’s notice of rejection, or that is otherwise found to be deficient by the independent laboratory, IceCure may instruct Terumo to return the defective Product to IceCure. IceCure shall bear the costs of shipping, storage, and disposition for any damaged, defective, returned, or recalled Product for which it bears responsibility under this Section 6.3(k) and will promptly reimburse Terumo for any such costs which may be incurred directly by Terumo. Further, IceCure shall make Commercially Reasonable Efforts to conduct analysis of the cause of the deficiency upon receipt of Terumo’s request.

6.4 Terumo’s Commitments to Purchase. Terumo commits to purchase from IceCure the amounts of Products under the conditions as set forth in Exhibit 6.4.

6.5 Quality. The Parties will negotiate in good faith and, no later than one (1) month prior to the delivery of any Product (other than the Initial Order) under this Agreement, or such later time as the Parties may agree in writing, enter into a quality agreement governing the quality assurance obligations of the Parties with respect to the manufacture and supply of the Product (as it may be amended or modified from time to time according to its terms, the “Quality Agreement”). In the event of a discrepancy between the provisions of the Quality Agreement and the provisions of this Agreement, the provisions of the Quality Agreement shall control with respect to terms governing quality of the Product and the provisions of this Agreement shall control with respect to all other terms. IceCure shall require all Product supplied to Terumo hereunder to be manufactured, stored, tested, transported, disposed of, and otherwise handled in accordance with the Specifications, GMP, Applicable Laws, and the Quality Agreement. IceCure shall maintain and follow a quality control and quality assurance testing program consistent with the Quality Agreement. Each time IceCure ships the Product to Terumo, it will provide Terumo with the documentation specified in the Quality Agreement. IceCure shall conduct GMP audits of its manufacturing facilities according to its internal standard operating procedures.

6.6 Inspections. During IceCure’s normal business hours and upon prior reasonable coordination in good faith between the Parties, IceCure shall make its standard operating procedures, books and records relating to the manufacture of the Product available and allow access to all the facilities used for the manufacture of the Product to Terumo and any Regulatory Authority in the Territory having jurisdiction over the manufacture of the Product for the purposes of determining IceCure’s compliance with GMP and Applicable Laws. IceCure shall notify Terumo of any U.S, and/or Chinese Regulatory Authority inspections and inspections conducted by a notified body in connection with CE Mark, which are related to the manufacture of the Product by the process outlined in the Quality Agreement. IceCure shall promptly inform Terumo if IceCure becomes aware of any action taken by such Regulatory Authority or notified body against IceCure that could reasonably be expected to materially impact the Product or IceCure’s ability to supply the Product hereunder, and shall provide a copy of such notice to Terumo within seven (7) Business Day after IceCure has actual knowledge that such action has been taken and receives such notice. IceCure shall cooperate with Terumo in response to any communication, whether oral or written, from a Regulatory Authority in the Territory to Terumo or IceCure or any Third Party engaged by either Party, with regard to the manufacture of the Product including validation, prior to the Effective Date and throughout the Term. Terumo may request IceCure that Terumo or its designee, at Terumo costs and expense, conduct regularly schedule audit as agreed by the Parties and conduct “for cause” audits where reasons exist for such “for cause” audit (such as death or serious injury possibly caused by the Product). If such “for cause” audits result from any nonconformity of the Product to the Specifications, GMP, or Applicable Laws, including any defects of Product as set forth in the Quality Agreement, IceCure shall reimburse Terumo for the reasonable cost of such audit, which amount will be mutually discussed in good faith.

6.7 Maintenance. Terumo shall be entitled to provide product support to its customers for the Products, including maintenance service, provided that such technical service shall be provided by limited personnel of Terumo who received training provided by IceCure or its designee, or subject to IceCure’s written approval training prepared by Terumo pursuant to IceCure’s reasonable instruction (“Authorized Personnel”). Upon request of Terumo, IceCure shall provide Terumo the training for the purpose that Terumo’s personnel will be eligible to provide the product support properly to its customers. The allocation of the cost for provision of such training shall be mutually agreed by the Parties. Further upon reasonable request of Terumo, IceCure shall provide spare parts of the Products to Terumo and support services. The terms and conditions for providing such spare parts and support services, including the spare parts and support services pricing list, will be mutually agreed by the Parties.

6.8 Licenses; Permits; Documentation. IceCure shall maintain, to the extent required by Applicable Laws in connection with IceCure’s performance of its manufacturing obligations hereunder, during the Term, all government permits, including health, safety, environmental permits, and Regulatory Approval , necessary for the manufacture of the Product and sale of the Products to Terumo or its Affiliates pursuant to this Agreement. IceCure shall maintain, to the extent required by Applicable Laws in connection with IceCure’s performance of its obligations hereunder, in accordance with GMP and other Applicable Laws, complete, accurate, and authentic accounts, notes, data, and records pertaining to the manufacture and testing of the Product. During IceCure’s normal business hours and upon prior reasonable coordination, IceCure shall make such records available to Terumo for inspection. Retention of records of manufacturing of each batch (as applicable) shall be agreed in the Quality Agreement, for removal of doubt samples will not be retained.

Article 7
Payments, Books, and Records

7.1 Payment Method. All amounts specified to be payable under this Agreement are in United States dollars and shall be paid in United States dollars. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the payee Party or by such other means as directed by such Party in writing. Payments hereunder will be considered to be made as of the day on which they are received by the payee Party’s designated bank.

7.2 Currency Conversion. For the purpose of calculating any sums due under this Agreement, and subject to the Product Price adjustment set forth on Exhibit 6.3, conversion shall be made to U.S. dollars by using the arithmetic mean of the exchange rates for the purchase of United States dollars as quoted by the Bank of Tokyo-Mitsubishi UFJ or other reputable source if agreed between the Parties.

7.3 No Setoff. Neither of the Parties will be entitled to setoff against any amounts due and payable to the other Party under this Agreement, unless otherwise agreed, or except for setoff of the amount due and payable by Terumo to IceCure under this Agreement against (i) IceCure’s indemnification obligation under this Agreement; (ii) IceCure’s obligation to make refund pursuant to Section 6.3 (k) or Section 12.3; and/or (iii) IceCure’s obligation to pay Termination Fee (as defined in Section 12.3(a)). In order to setoff the amount due and payable by Terumo to IceCure under this Agreement against the amounts described in the above (i), (ii) and (iii) of this Section 7.3, Terumo shall inform IceCure by sending a 30 day prior written notice regarding its decision to setoff the relevant amount (“Set-off Amount”). Without prejudice to the entitlement to set-off by Terumo under this Section, IceCure may notify in writing to Terumo within five (5) Business Days from the receipt of said notice from Terumo if IceCure reasonably believes that the Set-off Amount is inconsistent with this Section 7.3, and upon receipt such notice by Terumo, the Parties will mutually discuss to find whether the amount is inconsistent with this Section 7.3. If certain portion or whole of the IceCure’s obligations (i) through (iii) against which set-off was made is finally found to be non-existent as a result of the dispute-resolution process under Article 13, or acknowledged in writing by Terumo to be non-existent, the interest set forth in Section 7.6 shall accrue on such amount that was unpaid by Terumo from the original due date.

7.4 Taxes. In the event that Terumo is required to withhold any taxes on amounts payable to IceCure in accordance with Applicable Laws, Terumo will make payment to IceCure net of any withholding tax that may be due (i.e. Terumo will make payment after deducting the amount of such withholding tax from the amounts payable to IceCure).  Terumo shall notify IceCure its intention to deduct such withholding tax from the amounts payable to IceCure. IceCure may notify Terumo of its opinion on a reasonable ground that Terumo will not be required to withhold the taxes under Applicable Laws, in which case the Parties will discuss and make efforts to find a solution compliant with Applicable Laws. For purposes of this Section, each Party agrees to provide the other with reasonable assistance including provision of any tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

7.5 Tax Indemnification. In case Tax Authority claims, demands, or brings action to or against Terumo claiming that (i) Terumo did not pay the withholding tax imposed upon the Upfront Payment under Applicable Laws; and/or (ii) the withholding tax paid by Terumo in connection with Upfront Payment was insufficient under Applicable Laws (collectively “Tax Authority Claims”), subject to Section 10.5, IceCure shall indemnify and hold harmless Terumo Indemnitees (as defined in Section 11.2) from and against any and all damages, losses, costs, and reasonable expenses (including any penalty of late payment of withholding tax or similar fine/penalty, except if such penalty results from Terumo's willful misconduct) incurred by Terumo Indemnitees due to the Tax Authority Claims (“Tax Liability”).

7.6 Late Payments. In the event that any payment by a Party due to the other Party under this Agreement is not made when due, and in addition to any other remedies the other Party may have in law or in equity, the payment shall accrue interest from the date due at a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in The Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that in no event shall such rate exceed the maximum legal annual interest rate.

Article 8
Confidentiality

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that during the Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as set forth in this Agreement any Information or materials furnished to it or its Affiliates by or on behalf of the other Party (the “Disclosing Party”) or its Affiliates pursuant to this Agreement or any other written agreement between the Parties or their Affiliates, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including all information concerning the Product and any other general or business information of whatever nature (collectively, “Confidential Information” of the Disclosing Party). Each Party may use the Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement (including to exercise its rights or fulfill its obligations under this Agreement). Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. For the avoidance of doubt, Terumo shall be responsible for the breach of this Article 8 by any Sub-Distributor or Third Party contractors that it retains.

8.2 Exceptions. Notwithstanding Section 8.1 above, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter lawfully furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party or other Third Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use or reference of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

8.3 Permitted Disclosures. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting by IceCure of its Patents;

(b) prosecuting or defending litigation as permitted by this Agreement (solely to non-sensitive information);

(c) complying with applicable court orders, governmental regulations or, applicable subpoenas or reasonable requests issued by governmental authorities in relation to compliance with the FCPA, Export Control Laws and other Applicable Laws;

(d) in the case of Terumo, disclosure under terms of confidentiality no less stringent than under this Agreement to Sub-Distributors and subject to Section 8.1 above;

(e) in the case of IceCure, disclosure under terms of confidentiality no less stringent than under this Agreement to potential;

(f) disclosure to its and its Affiliates’ contractors, employees and consultants, in each case who need to know such information for filing for, obtaining and maintaining Regulatory Approvals and commercialization of Product in the Territory in accordance with this Agreement (or, in the case of disclosures by IceCure, who need to know such information for the development, manufacture and commercialization of the Product), on the condition that any such Third Parties agrees in writing to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(g) disclosure of the Agreement (no other information) to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to current or prospective investors, lenders, sublicensees, collaborative partners, acquirers, merger partners, or providers of financing and their advisors; provided, in each case, that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.4 Confidentiality of this Agreement and its Terms. Except as otherwise set forth in this Article 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 as permitted under Section 8.3.

8.5 Public Announcements.

(a) Except as required by Applicable Laws (including disclosure requirements of the SEC, TASE or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8.5(a) and does not reveal non-public information about the other Party. In the event of a public announcement required by Applicable Laws, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to an applicable government body, and provided, further, that the Parties will use good faith efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the government body governing a stock exchange.

(c) Except as expressly permitted in this Agreement or as required by Applicable Laws, neither Party may use the other Party’s trademarks, service marks or trade names, or otherwise refer to or identify that other Party in marketing or promotional materials, press releases, statements to news media or other public announcements, without the other Party’s prior written consent, which that other Party may grant or withhold in its sole discretion.

8.6 Publication. At least thirty (30) days prior to Terumo or its Affiliates publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, presentation, abstract, marketing document or the like that includes Information or Data relating to the Product that has not been previously published, Terumo shall provide to IceCure’s Alliance Manager a draft copy thereof for IceCure’s review and approval (unless Terumo is required by Applicable Laws to publish such Information sooner, in which case Terumo shall provide such draft copy to IceCure’s Alliance Manager as much in advance of such publication as possible). The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

8.8 Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8. If the Receiving Party becomes aware of any breach or threatened breach of this Article 8 by the Receiving Party or a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8 without furnishing proof of actual damages.

Article 9
INTELLECTUAL PROPERTY OWNERSHIP and Enforcement

9.1 Ownership of Intellectual Property.

(a) IceCure Patents and IceCure Information; Inventions. Without derogating from the limited license provided to Terumo explicitly set forth in this Agreement including Sections 5.3, 6.2, and 9.1(b), IceCure shall retain all Intellectual Property Rights in the Product including without limitation all right, title, and interest in and to the IceCure Patents and IceCure Information, and any and all derivative works (by whomever created, including Terumo and/or its Affiliates), developments, modifications and feedbacks related to the Product, IceCure Patents and/or IceCure Information. Terumo shall inform IceCure of any Invention (as defined below) relating to the Product and, at IceCure's request and expense, Terumo hereby expressly assigns all right, titles and interests in and to any Inventions (defined below) to IceCure and shall execute any necessary assignment, Patents forms, trademarks, and the like and will assist in the drafting of any description or specification of the Invention as may be required for IceCure's records and in connection with any application for Patents. Terumo shall treat all Information relating to any Invention as Confidential Information. While, where relevant, the name of the inventor on the Patent applications will be that of the inventor IceCure shall be the exclusive owner of any invention, Trademark, copyright, improvement, know-how or other intellectual property which shall be developed by Terumo using any IceCure Patents and IceCure Information, but in any event excluding Study Information ("Inventions"), and of any patent, patent application, trademark, copyright and such other rights therein, without any additional compensation to Terumo. For avoidance of doubt, by entering into this agreement, both Parties agree that it shall not affect to any rights and abilities of Terumo Corporation (in Japan) to IceCure, pursuant to the Distribution Agreement, dated 29 August 2019.

(b) Other Intellectual Property Rights. Each Party shall own the entire right, title and interest in and to any and all Information discovered, developed, identified, made, conceived or reduced to practice by or on behalf of such Party or its Affiliates or their respective employees, agents or contractors during the Term, whether or not patented or patentable, together with any and all Intellectual Property Rights in any such Information, including Patents that claim or disclose any such Information.

9.2 IceCure Patent Prosecution and Maintenance. As between IceCure and Terumo, IceCure shall have the sole right, but not the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, interferences, and defense of oppositions) and maintain the IceCure Patents, at IceCure’s sole discretion and cost.

9.3 Infringement by Third Parties.

(a) Notice. In the event that either IceCure or Terumo becomes aware of any infringement or threatened infringement by a Third Party in the Territory of any IceCure Patents, it shall notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) Control of Action. IceCure shall have the right, but not the obligation, to bring and control any action or proceeding with respect to alleged or threatened infringement by a Third Party in the Territory of any IceCure Patent (“Infringement By Third Party”) at its own cost. IceCure shall keep Terumo reasonably informed of any such actions or proceedings, and the Parties shall cooperate and consult with each other in strategizing regarding any such action or proceeding; provided that IceCure shall control and have the right to make all final decisions (regardless of whether or not Terumo is a party to such action or proceeding) regarding all matters in the preparation and conduct of any such action or proceeding. If the Infringement By Third Party is with respect to Product and may affect the amount of Terumo’s distribution of the Products in the Territory under this Agreement , and IceCure does not bring such action or proceeding within a reasonable time frame, without the release of IceCure’s obligation in the preceding sentence, Terumo shall be exempted from the obligation to purchase Minimum Purchase Amount set forth in Exhibit 6.4 (“MPA Exemption”), and also may terminate this Agreement pursuant to Section 12.2 of this Agreement.

(c) Recoveries. Any monetary recovery resulting from actions or proceedings under this Section 9.3 will be allocated as follows: each of Terumo and IceCure first will be reimbursed, out of such recovery, for its reasonable and verifiable costs and expenses with respect to such action or proceeding (such reimbursement to be pro-rata based on the Parties’ relative costs and expenses if the recovery is not sufficient to reimburse both Parties fully) with any remainder being allocated in proportion to each Party's loss of gross profit, or if such allocation could not be identified, equally between the Parties.

9.4 Infringement of Third Party Rights. If either Party becomes aware of any intellectual property in the Territory owned by a Third Party that it believes will, or may, be infringed by the manufacture, importation, development or commercialization of the Product in the Territory as contemplated by this Agreement, such Party shall notify the other Party of such intellectual property. The Parties then shall discuss the matter and seek in good faith to agree on whether the Parties should take a license under such intellectual property, and if so, on what terms; provided that, if the Parties are unable to agree after a reasonable period, not to exceed thirty (30) days, of good faith discussions, then IceCure shall have the right, but not the obligation, to obtain such a license on such terms as it determines in its sole discretion. In the event any Third Party files a claim alleging infringement of the Intellectual Property Rights of such Third Party by the manufacture, importation, development or commercialization of the Product in the Territory as contemplated by this Agreement, IceCure shall bring and control any defense of any such claim, at IceCure’s sole cost and expense and by counsel of its own choice, and Terumo shall have the right, to be represented in any such action by counsel of its own choice, at Terumo’s sole cost and expense. Neither Party shall enter into any settlement or compromise of any action under this Section 9.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld or delayed. Subject to preceding sentence, IceCure shall be responsible for any and all fees, milestones, royalties and other payments owed to a Third Party under any agreement entered by IceCure with such Third Party in connection with the sale, offer for sale or import of the Product in the Territory.

9.5 Patent Term Restoration. IceCure may ask Terumo in writing to cooperate with IceCure in obtaining patent term restoration, extensions and/or any other extensions of the IceCure Patents as available under Applicable Laws, subject to IceCure’s rights under Section 9.1. Terumo will use good-faith efforts to provide cooperation, the way of which will be determined by Terumo at its sole discretion.

9.6 Product Trademarks.

(a) Selection and Ownership of Product Trademarks. All packaging, promotional materials, package inserts, and labeling for the Product in the Territory may bear one or more Trademarks that pertain specifically to the Product, including the Trademarks in existence as of the Effective Date as set forth in Exhibit 9.6 (together with the alternative Trademarks mentioned in the next sentence, each, a “Product Trademark”). If the Product Trademarks in existence as of the Effective Date are not eligible for trademark protection or for use in connection with the Product in the Territory, then IceCure shall have the right to identify alternative Trademarks owned, registered or to be registered by IceCure and that can be used for the Product in the Territory. IceCure or its Affiliates shall own all Intellectual Property Right in and to all Product Trademarks, all corresponding trademark applications and registrations thereof, and all common law rights thereto. All goodwill of the business associated with or symbolized by the Product Trademarks shall inure to the benefit of IceCure. Terumo acknowledges IceCure’s exclusive ownership of the Product Trademarks and agrees not to take any action inconsistent with such ownership. For the removal of doubt, IceCure does not currently have registered Trademarks in the Territory, and nothing in this Agreement shall oblige IceCure to register any Trademarks in the Territory.

(b) Maintenance and Prosecution of Product Trademarks. IceCure shall, at IceCure’s sole expense, control the registration, prosecution and maintenance of the Product Trademarks in the Territory; provided that IceCure shall keep Terumo reasonably informed of IceCure’s actions with respect thereto and shall consider in good faith any reasonable comments made by Terumo with respect thereto. If IceCure plans to abandon any such Product Trademark in the Territory, IceCure shall notify Terumo in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to maintain such Product Trademark, and Terumo may elect, upon written notice within such ninety (90)-day period to IceCure, to make such payment or take such action, at Terumo’s expense, and IceCure shall reasonably cooperate with Terumo in connection with such maintenance activities.

(c) Use of Product Trademarks. If the Parties agree and determine that Terumo will use the Product Trademarks on the Products sold in the Territory, Terumo shall comply with reasonable policies provided by IceCure from time to time to maintain the goodwill and value of the Product Trademarks. In such a case, Terumo shall not, and shall cause its Affiliates not to, (i) use, seek to register, or otherwise claim rights in the Territory in any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that materially dilutes, any of the Product Trademarks, or (ii) knowingly do, cause to be done, or knowingly omit to do any act, the doing, causing or omitting of which endangers, undermines, impairs, destroys or similarly affects, in any material respect, the validity or strength of any of the Product Trademarks (including any registration or pending registration application relating thereto) or the value of the goodwill pertaining to any of the Product Trademarks.

(d) Enforcement of Product Trademarks. IceCure shall have the right, but not the obligation, to bring and control any action or proceeding, at IceCure’s expense, to enforce the Product Trademarks in the Territory, including taking such action as IceCure deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution or misappropriation of, or unfair trade practices or any other like offense relating to, the Product Trademarks in the Territory by a Third Party. If IceCure does not enforce the Product Trademarks in any such instance, then IceCure shall promptly so notify Terumo, and Terumo shall have the right, but not the obligation, at Terumo’s expense, to do so. Each Party shall provide to the other Party all reasonable assistance requested by such first Party in connection with any such action, claim or suit under this Section 9.7(d), including allowing such first Party access to such other Party’s documents and to such other Party’s personnel who may have possession of relevant information.

Article 10
Representations, Warranties and Covenants; LIMITATION OF LIABILITY

10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

(b) the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action, and this Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound;

(c) such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with any Regulatory Authority or governmental authority in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement;

(d) such Party has the right to grant the rights contemplated under this Agreement and has not (and with respect to IceCure subject to the termination of AA Regulatory Approval as set forth in Section 5.1(a), provided, however, that this disclosure is without derogating Ice Cure’s undertakings in this Agreement), and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder;

(e) such Party is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or related United States Applicable Laws or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any Person who is debarred or disqualified, in connection with activities relating to the Product, and in the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, including the Party itself and its Affiliates, that directly or indirectly relate to activities under this Agreement, such Party shall immediately notify the other Party and shall cease employing, contracting with, or retaining any such person to perform any services under this Agreement;

(f) in the performance of its obligations hereunder, such Party shall comply in all material respects and shall cause its and its Affiliates’ employees and contractors to comply in all material respects with all Applicable Laws;

(g) such Party and its Affiliates and their respective employees and contractors have not and shall not, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including IceCure or Terumo; and, without any limitation to the foregoing, such Party and its Affiliates and their respective employees and contractors have not and shall not directly or indirectly promise, offer or provide any corrupt payment, illicit gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other Person, and no political contributions or charitable donations have been or shall be given, offered, promised, or paid, that are in any way related to this Agreement;

(h) such Party is aware of all applicable anti-corruption and anti-bribery laws, including the FCPA, and all applicable anti-corruption laws in effect in the countries in which such Party conducts or will conduct business, and such Party and its Affiliates and their respective employees and contractors shall not cause any of their respective employees or agents to be in violation of the FCPA, Export Control Laws or any other Applicable Laws;

(i) such Party shall fully cooperate and shall cause its Affiliates and their respective employees, contractors and subcontractors to cooperate fully with the other Party in ensuring compliance with the FCPA, Export Control Laws and all other similar Applicable Laws;

(j) such Party shall maintain accurate and complete records of its receipts and expenses having to do with this Agreement, including records of payments to any Public Official or Entity or other Person, in accordance with generally accepted accounting principles, and shall make such books and accounting records available for review by the other Party, or by an independent party nominated by such other Party, at such other Party’s reasonable request; and

(k) such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA, Export Control Laws or any other similar Applicable Law in connection with the performance of this Agreement or the sale of the Product in the Territory; and

(l) If either Party materially breaches any representation or warranty of this Section 10.1, the other Party shall have, in addition to any other rights and remedies available to it, the right to unilaterally and immediately terminate this Agreement.

10.2 Representations, Warranties and Covenants of IceCure. IceCure represents, warrants, and covenants to Terumo that:

(a) as of the Effective Date, IceCure has not received written notice of any pending or threatened claims or actions alleging that the development or commercialization of the Product infringes or would infringe the Intellectual Property Right(s) of any Third Party in the Territory , and IceCure is not aware of any facts that would give rise to any such claim or action;

(b) IceCure will submit to Terumo, until the later of: (a) seventy (70) days after the end of each Calendar Quarter, or (b) ten (10) Business Days following filing to TASE pursuant to the Israeli Securities Law, 5728-1968 the condensed consolidated financial statements in English (consisting of balance sheet, profit and loss statement and cash flow statement reflecting the financial conditions and operating results of IceCure’s business activities during the quarter) (“Financial Statements”); provided however, in case IceCure or its Affiliates’ securities will no longer be traded, and the disclosure requirements of the SEC, TASE or any stock exchange will not apply to such, IceCure’s will submit to Terumo, its non-audited condensed consolidated Financial Statements for the Calendar Quarter which shall be certified by the CFO of IceCure as true and correct in all material respects and which shall be written in English;

(c) IceCure will notify Terumo immediately if its management decides to discontinue IceCure’s business relating to the Product or to file for insolvency proceedings;

(d) the Product shall, at the time of Delivery to Terumo hereunder, meet the Specifications, and have no defect in design, material, or workmanship to be used and to be sold within the Territory.. Notwithstanding, this warranty under this subsection with respect to the Console will be limited for a period of twelve (12) months from the applicable Delivery (“Console Warranty”). The Console Warranty shall not apply to a Console which has been transported, handled, stored, used repaired or altered other than in accordance with IceCure's written instructions, nor shall it apply to a Console which has been subject to misuse, unauthorized use, negligence, accident, (including fire, water, explosion, smoke, vandalism, etc.) or which has been operated contrary to IceCure's written instructions, and IceCure’s indemnification obligation under Article 11.2 shall not apply with respect to such Console. Without derogating from the above, Console Warranty will be void, if at any time: (i) anyone other than personnel authorized by IceCure unpacks a Console and/or attempts to open or remove the Console's packaging, and/or makes any unauthorized amendments, internal changes, removals, attachments or additions to the Console or components thereof (except for amendments, internal changes, removals, attachments, or additions to the Console or components thereof made by Terumo’s Authorized Personnel for providing product support to its customers as contemplated in Section 6.7); or (ii) anyone installs unauthorized hardware or software in the Product. Terumo, its Affiliates and the Sub- Distributors will not offer their customers any warranty that differ from the terms set forth in this Article 10.2. ;

(e) the Product shall, at the time of Delivery to Terumo hereunder, new and not used. For clarification, the Consoles shall be provided to Terumo, at the time of Delivery, within six (6) months from the production thereof, and the Probe shall have remaining shelf life of at least four point five (4.5) years at the time of Delivery.

(f) the Product shall be manufactured and tested in accordance with Applicable Laws, including GMP; and

(g) the Product shall not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, 21 U.S.C. Section 301c et. seq. or other Applicable Laws.

10.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

10.4 Remedy for breach of Product Warranty. In case of breach of warranty set forth in Section 10.2 (d), (e), (f), Terumo shall be entitled to, and IceCure shall provide to Terumo, a remedy equivalent to the Remedy for Defect by following the process as set forth in Section 6.3 (k), without prejudice to any other rights and remedies under this Agreement and/or Applicable Laws.

10.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ITS PERFORMANCE OR BREACH OF THIS AGREEMENT); provided, however, that this Section 10.5 shall not be construed to limit (a) either Party’s right to indirect, special, incidental or consequential damages for the other Party’s breach of Articles 8 and/or 9, fraud, intentional misrepresentation, willful misconduct, or breach of another party’s Intellectual Property Rights; and (b) either Party’s indemnification rights or obligations under Article 11.

10.6 Liability Cap. WITHOUT DEROGATING FROM ARTICLE 10.5, EACH PARTY'S TOTAL LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF (A) THE AMOUNT PAID AND PAYABLE BY TERUMO TO ICECURE HEREUNDER IN THE TWELVE (12) MONTHS PERIOD PRECEDING THE DATE OF THE CLAIM UNDER THIS AGREEMENT; OR (B) TEN (10) MILLION U.S. DOLLARS; provided, however, that this Section 10.6 will not be applicable in case such liability arise out of either for the other Party’s breach of Articles 8 and/or 9, fraud, intentional misrepresentation, willful misconduct, or IceCure’s indemnification obligation with respect to Tax Liability. For the avoidance of doubt, this Section 10.6 will be applied to either Party’s indemnification obligations under Article 11.

Article 11
Indemnification

11.1 Indemnification of IceCure. Subject to the terms and provisions in this Agreement including Articles 10.3, 10.5, 10.6 and 12.3 (d) above, Terumo shall indemnify, defend and hold harmless IceCure and its Affiliates and their respective directors, officers and employees (the “IceCure Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any IceCure Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) to the extent arising from, or occurring as a result of : (a) regulatory activities conducted by Terumo in the Territory to obtain Regulatory Approval of the Product, or any misuse or mishandling of the Products by Terumo or its Affiliates; (b) the negligence or willful misconduct of any Terumo Indemnitees in connection with Terumo’s and or any of its Sub-Distributors' performance of its obligations or exercise of its rights under this Agreement; or (c) any breach of any representations, warranties or covenants of Terumo in this Agreement by Terumo and or any of its and or its Sub-Distributors, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of IceCure set forth in Section 11.2. In any Third Party Claim where both IceCure and Terumo are both at fault, Losses shall be apportioned between the Parties on the basis of the relative fault of each Party relative to the total Losses. For the avoidance of doubt, in the event that Terumo violates or breaches the following terms and obligations under section 12.3(d), IceCure shall be entitled in addition to any other remedy available under applicable law, to claim or allow any other third party with distribution rights in the Territory on its behalf, for the benefit that Terumo receives from such violation, together with any other claims on damages caused to IceCure or such third party.

11.2 Indemnification of Terumo. Subject to the terms and provisions in this Agreement including Articles 2.1, 10.3, 10.5 and 10.6 above, IceCure shall indemnify, defend and hold harmless Terumo and its Affiliates and their respective directors, officers, employees and agents (the “Terumo Indemnitees”), from and against any and all Losses incurred by any Terumo Indemnitee resulting from any Third Party Claims to the extent arising from, or occurring as a result of: (a) the negligence or willful misconduct of any IceCure Indemnitees in connection with IceCure’s performance of its obligations or exercise of its rights under this Agreement; (b) any claims or actions alleging that any Product is defective when used in accordance with applicable Specifications and labeling; (c) any claims or actions alleging that the Product or development or commercialization thereof infringes or would infringe the Intellectual Property Right(s) of any Third Party in the Territory ; (d) any claims or actions alleging death, injury or damages to property caused by a defect of Product; or (e) any breach of any representations, warranties or covenants of IceCure in this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Terumo set forth in Section 11.1. In any Third Party Claim where both IceCure and Terumo are both at fault, Losses shall be apportioned between the Parties on the basis of the relative fault of each Party relative to the total Losses. For the avoidance of doubt, in the event that IceCure violates or breaches the aforementioned terms and obligations under section 2.1, Terumo Thailand shall be entitled in addition to any other remedy available under applicable law, to claim for the benefit that IceCure receives from such violation from IceCure, together with any other claims on damages caused to Terumo Thailand.

11.3 Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Third Party Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

11.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards (used by similarly positioned (in scope and value) medical device companies) for conduct of all activities under this Agreement during the Term and shall name the other Party as an additional insured with respect to such insurance. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

Article 12
Term and Termination

12.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect for the Term.

12.2 Early Termination.

(a) Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

(b) Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party (“Breaching Party”) if such Breaching Party is in breach of a material provision of this Agreement and has not cured such breach within sixty (60) days after delivery of notice from the terminating Party (“Date of Notice”); provided, however, that, if such alleged material breach is not reasonably susceptible of cure within such sixty (60) day period and the Breaching Party uses reasonable and diligent good faith efforts to cure such alleged material breach, such sixty (60) day period shall be extended as long as is reasonably necessary (but no more than six (6) months from the Date of Notice) and no such termination shall occur for so long as such efforts continue or if such breach is cured (but in each case for no longer than six (6) months from the Date of Notice); provided, further, in the event of a good faith disputed with respect to the existence of such breach, the sixty (60) day cure period shall be tolled until such time as the dispute is resolved pursuant to Article 13.

(c) Insolvency. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property, that is not discharged within ninety (90) days.

(d) Both Parties’ Termination. During: (x) the Initial Term, either Party may terminate this Agreement for convenience, without incurring liability to Terumo (except payment of the hereafter defined Termination Fee if such termination is provided to Terumo by IceCure), by providing written notice to Terumo at least twenty four (24) months prior to the intended date of termination, and (y) a Renewal Term, either Party may terminate this Agreement for convenience, without incurring liability to the other Party, with providing written notice to the other Party at least eighteen (18) months prior to the intended date of termination.

(e)  Terumo shall have the right to terminate this Agreement upon written notice to IceCure if the board of directors of IceCure votes to, and actually does, discontinue IceCure’s business relating to the Product.

(f) If Terumo fails to purchase at least (i) 60 % for Consoles; and (ii) 60 % for Probes respectively, of the Minimum Purchase Amount (as defined in Exhibit 6.4) for each fiscal year set forth in this Exhibit 6.4 (A), IceCure shall have the right to terminate this Agreement, without incurring liability to Terumo, if IceCure notifies Terumo of such termination within hundred and twenty (120) days after applicable MPA Year (as defined in Exhibit 6.4) and at least 30 days prior to the intended date of termination. For avoidance of doubt, such failure will not be construed to be a breach of the Distribution Agreement.

(g) If IceCure does not bring action or proceeding with respect to the Infringement By Third Party within a reasonable time frame pursuant to Section 9.3 (b), Terumo shall have the right to terminate this Agreement without incurring liability to Terumo or IceCure, with providing written notice to Terumo at least hundred and twenty (120) days prior to the intended date of termination.

12.3 Rights on Termination. The following shall apply upon any termination of this Agreement:

(a) Refund of Upfront Payments. In the event of Terumo’s termination of this Agreement pursuant to Sections 12.2(b), (c), (e), or 12.2 (g), without prejudice to the other remedies available under Applicable Law or this Agreement, or IceCure terminates this Agreement pursuant to Section 12.2(d)(x) or (f) IceCure shall reimburse (if actually paid previously) Terumo the remaining value of Upfront Payments, depreciated proportionately calculated by the whole period of this Agreement (six (6) years), from the Effective Date using straight line method. For clarity, (i) Terumo will in no event be precluded from remedies available under Applicable Laws or this Agreement, (ii) Terumo will not be entitled to be reimbursed the remaining value of Upfront Payments, in the event of termination of this Agreement for any reason other than pursuant to Sections 12.2(b), (c), (e), or 12.2 (g) by Terumo and Section 12.2(d)(x) or (f) by IceCure (“Termination Fee”). For the avoidance of doubt, below are some examples of the amounts to be reimbursed, if any, by IceCure to Terumo under this Article 12.3(a):

12.2b,c,e,g 12.2(d)(x), (f)	Refund after 1 month from the Effective Date (assuming payment of 1st Upfront Payment)	(72-1) X $150,000	=	$ 147,916
72

12.2b,c,e,g 12.2(d)(x), (f)	Refund after 8 months from the Effective Date (assuming payment of 1st and 2nd Upfront Payment)	(72-8) X $300,000	=	$ 266,666
72

12.2b,c,e,g 12.2(d)(x), (f)	Refund after 19 months from the Effective Date (assuming payment 1st, 2nd, 3rd Upfront Payment)	(72-19) X $450,000	=	$ 331,250
72

(b) Continued Rights; Inventory. Subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, in the event this Agreement is terminated by Terumo pursuant to Section 12.2(c), or Section 12.2(e), Terumo shall have the right to elect to continue its sale of the Product in the Territory. In the event of such election, (i) Terumo shall retain its exclusive rights under this Agreement to do so; (ii) Terumo shall not be subject to any obligation set forth in Sections 12.3(d), (e) and (f); and (iii) at Terumo’s option, IceCure shall cooperate with Terumo and/or its designee to effect a smooth and orderly transition of the manufacture and supply of the Product for the Territory so that Terumo’s supply of Product for the Territory is not disrupted and to ensure continued transfer of data and information necessary of useful to maintain all required Regulatory Approvals in the Territory, including by providing any assistance necessary or useful in connection with submission of Regulatory Filings required to transfer responsibility for supply of the Product to Terumo, and the transfer of supply arrangements between IceCure and its Third Party manufactures to Terumo, including assignment of any and all agreements between IceCure and its Third Party manufactures involved in the supply of Products under this Agreement. Except to the extent Terumo elects to maintain its distribution rights as set forth in this Section 12.3(b), above, in the event of any other termination of this Agreement, Terumo shall continue, to the extent of selling Product inventory already ordered in accordance with Articles 6 and 7 of the Agreement ("Remaining Inventory"), as of the time of termination, to distribute Product in the Territory. For the avoidance of doubt, IceCure and/or its designee may elect to repurchase the inventory at the price such inventory originally sold to Terumo.

(c) Termination of Rights and Obligations. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate, except as otherwise set forth in this Section 12.3 and Sections 12.4, 12.5, and 12.6. Within thirty (30) days after the effective date of termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such other Party then in its possession, except to the extent a Party retains the right to use such Confidential Information pursuant to any rights granted under this Agreement that survive termination of this Agreement, and except for one (1) copy which may be kept in such Party’s (or its counsel’s) office for archival purposes subject to a continuing obligation of confidentiality and non-use under Article 8 for the duration set forth in Section 8.1.

(d) Assignment Regulatory Approvals. Upon termination of this Agreement, Terumo shall automatically (and without need of any further consent or action by Terumo) lose its right on the Importation License and shall seize all importation of the Product into the Territory, however subject to Section 12.3 above it shall not affect to the selling, marketing, providing after sales services, pharmacovigilance, adverse events monitoring and any actions of commercial activities to the sold and Remaining Inventory. Subject to Section 12.3 above, Terumo shall be eligible to continue performing the aforementioned activities after this Agreement has been terminated or expired as well as retain the Regulatory Approvals, related to the marketing, promotional, advertising, solely for selling the Remaining Inventory and reporting of any adverse events or any other requirement by TFDA, Thai law or regulations for the Product sold by Terumo. Terumo irrevocably undertakes, that upon termination of this Agreement to waive any right related to the importation of the Product to the Territory after the termination date. In order to do so, Terumo shall within 15 business days, after receiving IceCure’s written request, to execute and submit the form as stated in Exhibit 5.1(b) to TFDA to remove its rights on the Importation License or transfer Terumo’s rights as on the Importation License to any other party instructed by IceCure. Terumo undertakes to cooperate with IceCure or anyone on its behalf to finalize, if relevant, the removal of Terumo as holder of the Importation License toward the TFDA or transfer Terumo’s rights as on the Importation License. In any event, Terumo shall not use or allow other to use the Importation License to import Product in the Territory after the termination or expiration date of this Agreement.

(e) Transition. Subject to the terms of this Agreement (including as otherwise set forth in this Article 12) and subject to IceCure’s payment of the consideration provided in Section 12.3(a) above if applicable, Terumo shall use Commercially Reasonable Efforts to cooperate with IceCure and/or its designee to effect a smooth and orderly transition in the registration, sale, marketing, promotion, and commercialization of the Product in the Territory during the applicable notice period under Section 12.2 and following the effective date of termination. Without limiting the foregoing, Terumo shall use Commercially Reasonable Efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 12.3.

12.4 Exercise of Right to Terminate. The use by either Party of a termination right set forth in this Agreement shall not give rise, on its own, to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

12.5 Damages; Relief. Subject to Sections 10.3, 10.5, 10.6, 12.3(a), 12.3(d) and 12.4, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination.

12.6 Accrued Obligations; Survival. The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to such Party or that is attributable to a period prior to such termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The following Articles and Sections will survive any expiration or termination of this Agreement: Sections 5.8, 10.2 (d) and (e), 10.3, 10.4, 10.5, 10.6, 12.3, 12.4, 12.5, and 12.6 and Articles 7, 8, 9, 11, 13, and 14.

Article 13
Dispute Resolution

13.1 Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder (including any claim based on warranty, contract, negligence, misrepresentation, statute, or other basis) may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any such dispute if and when it arises.

13.2 Resolution by Executives. Except as otherwise set forth in Article 4, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder arises, either Party may refer such dispute to the respective chief of business unit including distribution of the Product under this Agreement (“Executive”), who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such thirty (30) day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 13.3. The Parties acknowledge that discussions between the Parties to resolve disputes are settlement discussions under applicable rules of evidence and without prejudice to either Party’s legal position.

13.3 Arbitration.

(a) Any dispute that is not resolved pursuant to Section 13.2, except for a dispute, claim or controversy subject to Section 13.3(j), shall first be submitted for mediation under the auspices of the International Centre for Dispute Resolution (“ICDR”) in New York City, New York, U.S.A. Any dispute that is not resolved pursuant to such mediation shall be settled by binding arbitration conducted under the auspices of the ICDR in accordance with its International Arbitration Rules. In the event of a conflict between the procedures set forth herein and the Rules, these procedures shall take precedence.

(b) The dispute shall be heard and decided by a single arbitrator having significant executive experience in the medical device industry.

(c) The arbitrator shall allow the Parties to obtain discovery as may reasonably be requested by a party, including use of interrogatories, document requests, depositions, subpoenas and inspections of things or land.

(d) The arbitration hearing shall be held at a location and time to be mutually agreed upon by the Parties, or if they are unable to decide, then at a location and time determined by the arbitrator(s). The arbitration hearing shall be conducted over the course of consecutive business days and weeks until it is concluded.

(e) All proceedings shall be conducted in the English language and the arbitrator shall be fluent in English. All evidence, whether documentary or testimonial, shall be presented in English. In the event testimony is given by a witness who is unable to testify in English, the party proffering the testimony at the hearing (or obtaining the testimony in a deposition) shall provide a translator and shall bear that expense.

(f) The hearing shall be recorded stenographically and a transcript prepared if requested by either Party. The expense of same shall be borne equally by the Parties. Not less than ten (10) days prior to the hearing, the Parties shall submit briefs to the arbitrator(s) setting forth each Party’s contentions concerning the facts and the law. Within thirty (30) days following the close of the hearing, the Parties shall submit post-hearing briefs to the arbitrator. Within thirty (30) days after the timely submission of post-hearing briefs, the arbitrator shall enter a written award concisely setting forth the grounds for the decision.

(g) The arbitrator(s) shall decide the dispute by applying the law selected by the Parties in Section 14.1.

(h) The decision of the arbitrator shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction.

(i) During the pendency of any dispute resolution proceeding between the parties under this Section 13.3, the obligation to make any payment under this Agreement from one party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 13.3, shall be tolled until the final outcome of such dispute has been established. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if the arbitrator determines pursuant to this Section 13.3 that such payments are to be refunded by one Party to the other Party.

(j) Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademarks shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

Article 14
General Provisions

14.1 Governing Law. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, United States, without reference to its conflicts of law principles to the extent those principles would require applying another jurisdiction’s laws. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

14.2 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fire, floods, epidemic, pandemic (including Covid-19), quarantine, civil commotion, , natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. In the event any such force majeure circumstances continue for more than ninety (90) days, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2(b). If after the Effective Date, the state of the Covid-19 pandemic would be preventing either Party from performance of its obligations under this Agreement, such condition will be recognized as a force majeure event.

14.3 Assignment. Except as expressly set forth in this Section 14.3, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of the assigning Party relating to the Product to a Third Party, with all Patents and Know-How necessary to commercialize the Product as contemplated under this Agreement, whether by merger, sale of stock, sale or contribution of assets or otherwise; or

(b) to an Affiliate; provided that, unless otherwise agreed differently by the Parties, the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate.

This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 14.3 will be null and void.

14.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.5 Notices. All notices required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier or confirmatory email by recipient), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IceCure, addressed to:

Haeshel 7, Caesarea, 3079504, Israel

Attention: Eyal Shamir - CEO

Email: eyals@icecure-medical.com

If to Terumo, addressed to:

Terumo (Thailand) Company Limited
No.88 The PARQ Building, Unit 8W9-16, 8th Floor,

Ratchadaphisek Road, Klongtoey Subdistrict,
Klongtoey District, Bangkok 10110, Thailand

Attention: Managing Director

Email: Panapon_Chantakulchai@terumo.co.jp

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by email on a Business Day; (b) on the Business Day after dispatch if sent by internationally recognized overnight courier; and (c) on the third Business Day following the date of mailing if sent by mail.

14.6 Entire Agreement; Amendments. This Agreement, LOI, together with the exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties, but “written instrument” does not include the text of e-mails or similar electronic transmissions. For clarity, both Parties agree to continue biding with the provisions under LOI and such LOI shall be considered as a partial of this Distribution Agreement. In the event that there is any terms and/or conditions under LOI that conflict to this Distribution Agreement, the terms and conditions under this Distribution Agreement shall prevail.

14.7 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Sections hereof.

14.8 Independent Contractors. It is expressly agreed that IceCure and Terumo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither IceCure nor Terumo shall have the authority to make any statements, representations or commitments of any kind or to take any action that shall be binding on the other Party, without the prior written consent of the other Party.

14.9 Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.10 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.12 Interpretation. All references in this Agreement to an Article or Section shall refer to an Article or Section in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words means including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.

14.13 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than IceCure and Terumo, except as otherwise set forth in this Agreement with respect to IceCure Indemnitees under Section 11.1 and Terumo Indemnitees under Section 11.2. This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Terumo and IceCure without the consent of the IceCure Indemnitees or Terumo Indemnitees.

14.14 English Language. This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties, including any information provided by a Third Party regarding this Agreement, shall be in the English language.

14.15 Counterparts. This Agreement shall be executed into 2 copies and to be signed by the authorized persons of each Party and affix the company seal (if any), each of which shall be deemed to be an original as against any party whose signature appears thereon, all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

Execution Version

In Witness Whereof, the Parties have executed this Distribution Agreement as of the Effective Date.

IceCure Medical Ltd.		Terumo (Thailand) Company Limited

By:		By:
Name:	Eyal SHAMIR	Name:	Panapon Chantakulchai
Title:	CEO	Title:	Managing Director

By:		By:
Name:	Ron MAYRON	Name:	Hirota Tooru
Title:	Chairman of the Board of Directors	Title:	Director & Admin Manager

Exhibit 1.36

PRODUCT SPECIFICATION

The Parties will mutually discuss and determine the criteria and standards of testing contemplated in Section 6.3(i) and 6.3 (j) before delivery of any Product (other than the Initial Order).

SYSTEM SPECIFICATIONS

Physical properties	Dimensions (excluding the screen) Weight
Electrical requirements
Operating pressure	Pressure range
Cryogen	Liquid Nitrogen
Environmental conditions Temperatures:	Operating
Transportation and Storage
Relative Humidity:	Operating
Transportation and Storage
Atmospheric pressure:	Operating
Transportation and Storage

Cryoprobe product specifications

The packed cryoprobes shall be stored in a dry, cool, well-ventilated and clean environment without corrosive gas.

In general, IceCure's Cryoprobes are available in various diameters (2.4mm to 3.4mm), various ice ball shapes, various tips) and various lengths according to the expected application, treated tumor size and surgery approach.

Range temperature: -196☐ C to +40☐ C

Needle diameter: 2.4mm (13G) or 3.4mm (10G)

Certain configurations are not available in some regions.

Manufacturer’s Declaration of the EUT as written in our user manual

Guidance and manufacturer’s declaration-electromagnetic emission- for all EQUIPMENT AND SYSTEMS

1	Guidance and manufacturer’s declaration-electromagnetic emission
2	The model ProSense™ Cryotherapy product is intended for use in the electromagnetic environment specified below. The customer or the user of the model ProSense™ Cryotherapy product should ensure that it is used in such an environment.
3	Emissions test	Compliance	Electromagnetic environment - guidance
4	RF emissions CISPR 11	Group 1
5	RF emissions CISPR 11	Class B
6	Harmonic emissions EN 61000-3-2	Class A
7	Voltage fluctuations / flicker emissions EN 61000-3-3	Complies

AND SYSTEMS

Guidance and manufacturer’s declaration-electromagnetic immunity- for EQUIPMENT and SYSTEM that are not LIFE-SUPPORTING

Guidance and manufacturer’s declaration-electromagnetic immunity
The model ProSense™ Cryotherapy product is intended for use in the electromagnetic environment specified below. The customer or the user of the model ProSense™ Cryotherapy product should ensure that it is used in such an environment.
Immunity test	IEC 60601 test level	Compliance level	Electromagnetic environment- guidance
Conducted RF EN 61000-4-6 Radiated RF EN 61000-4-3	3 Vrms 150 kHz to 80 MHz 3 V/m 80 MHz to 2,5 GHz	3 V 3 V/m
NOTE 1 . NOTE 2 These guidelines may not apply in all situations. Electromagnetic is affected by absorption and reflection from structures, objects and people.

a Field strengths from fixed transmitters, such as base stations for radio (cellular/cordless) telephones and land mobile radios, amateur radio, AM and FM radio broadcast and TV broadcast cannot be predicted theoretically with accuracy. To assess the electromagnetic environment due to fixed RF transmitters, an electromagnetic site survey should be considered. If the measured field strength in the location in which the model ProSense™ Cryotherapy product is used exceeds the applicable RF compliance level above, The model ProSense™ Cryotherapy product should be observed to verify normal operation. If abnormal performance is observed, additional measures may be necessary, such as reorienting or relocating the model ProSense™ Cryotherapy product.

b                                                                                                  .

Recommended separation distances between portable and mobile RF communications equipment and the EQUIPMENT or SYSTEM- for EQUIPMENT and SYSTEMS that are not LIFE-SUPPORTING

Recommended separation distances between portable and mobile RF communications equipment and the model ProSense™ Cryotherapy product
The model ProSense™ Cryotherapy product is intended for use in an electromagnetic environment in which radiated RF disturbances are controlled. The customer or the user of the model ProSense™ Cryotherapy product can help prevent electromagnetic interference by maintaining a minimum distance between portable and mobile RF communications equipment (transmitters) and the model ProSense™ Cryotherapy product as recommended below, according to the maximum output power of the communications equipment.
Rated maximum output of transmitter W	Separation distance according to frequency of transmitter m

For transmitters rated at a maximum output power not listed above the recommended separation distance d in meters (m) can be estimated using the equation applicable to the frequency of the transmitter, where P is the maximum output power rating of the transmitter in watts (W) according to the transmitter manufacturer.

NOTE

NOTE 2 These guidelines may not apply in all situations. Electromagnetic propagation is affected by absorption and reflection from structures, objects and people.

Exhibit 5.1(a)

Regulatory Approvals

แบบ บ.น.ท 1

รับรองบางส่วน

หนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์
สำนักงานคณะกรรมการอาหารและยา
กระทรวงสาธารณสุข

หนังสือเลขที่ ISR 6205964

28 สิงหาคม 2562

ได้พิจารณาหนังสือรับรองการขาย/หนังสือรับรองการขายและหนังสือรับรองระบบคุณภาพการผลิตแล้ว ถูกต้องตามประกาศกระทรวงสาธารณสุข (ฉบับที่ 34) พ.ศ. 2549 แห่งพระราชบัญญัติเครื่องมือแพทย์ พ.ศ. 2531

ชื่อผู้นำเข้า : **บริษัท เอเชีย แอคชวล (ประเทศไทย) จำกัด**

ชื่อผู้ผลิต : ICECURE MEDICAL LTD (ISRAEL)

ผู้ผลิตเพิ่มเติมตามแนบท้าย

หนังสือฉบับนี้ใช้ประกอบกับ ☑ หนังสือรับรองการขายเลขที่

ประเทศ State of Israel

☐ หนังสือรับรองระบบคุณภาพการผลิตเลขที่

สามารถใช้ประกอบการนำเข้าเครื่องมือแพทย์จนถึงวันที่ **17 มิถุนายน 2564**

สิน

(นางสาวสินีนาฏ สีสรรค์)

เภสัชกรชำนาญการ

ผู้ซึ่งเลขาธิการคณะกรรมการอาหารและยามอบหมาย

เงื่อนไข

1.เมื่อปรากฏว่าประเทศผู้ผลิตหรือประเทศเจ้าของผลิตภัณฑ์ห้ามขาย หรือมีการยกเลิกการรับรองระบบคุณภาพการผลิตของเครื่องมือแพทย์รายการใดตามที่ระบุไว้ในหนังสือรับรองฉบับนี้ ให้ถือว่าการรับรองเครื่องมือแพทย์ดังกล่าวเป็นอันยกเลิก

2. ห้ามนำเลขที่หนังสือไปประกาศโฆษณา

3. ห้ามโฆษณาว่าได้ผ่านการรับรองจากสำนักงานคณะกรรมการอาหารและยา

4. ห้ามโฆษณาเครื่องมือแพทย์ก่อนได้รับความเห็นชอบจากสำนักงานคณะกรรมการอาหารและยา

5. สำนักงานคณะกรรมการอาหารและยา ขอสงวนสิทธิ์ที่จะยกเลิก/เพิกถอนหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ฉบับนี้ หากผู้นำเข้าไม่ดำเนินการให้เป็นไปตามกฎกระทรวงกำหนดหลักเกณฑ์วิธีการ และเงื่อนไข การจดทะเบียนสถานประกอบการนำเข้าเครื่องมือแพทย์ ที่ออกตามพระราชบัญญัติเครื่องมือแพทย์ พ.ศ. 2551 เมื่อกฎกระทรวงดังกล่าวมีผลบังคับใช้แล้ว

หมายเหตุเพิ่มเติม

ข้อมูลที่ผู้ประกอบการบันทึกเข้ามาทั้งหมดถือเป็นความรับผิดชอบของผู้ประกอบการ

เรแนบท้ายหนังสือเลขที่ ISR 6205964

เลขที่หนังสือรับรองระบบคุณภาพการผลิต

ชื่อผู้ผลิต ICECURE MEDICAL LTD (ISRAEL)	ประเทศ State of Israel
ชื่อผู้ผลิต GLOBUS INTERNATIONAL LTD. (ISRAEL)	ประเทศ State of Israel
ชื่อผู้ผลิต IEI (TAIWAN)	ประเทศ Taiwan R.O.C.
ชื่อผู้ผลิต AVALUE (TAIWAN)	ประเทศ Taiwan R.O.C.
ชื่อผู้ผลิต ERGOTRON (NETHERLANDS)	ประเทศ Kingdom of the Netherlands
ชื่อผู้ผลิต FELLER GMBH (AUSTRIA)	ประเทศ Republic of Austria
ชื่อผู้ผลิต ROLLING CASES S.M. LTD (ISRAEL)	ประเทศ State of Israel
ชื่อผู้ผลิต HERGA ELECTRIC LTD (UNITED KINGDOM)	ประเทศ United Kingdom of Great Britain and Northern Ireland
ชื่อผู้ผลิต INTERNATIONL CRYOGENICS (USA)	ประเทศ United States of America
ชื่อผู้ผลิต ANATECH SCIENTISIC (CHINA)	ประเทศ People's Republic of China
ชื่อผู้ผลิต TEMPSHIELD (USA)	ประเทศ United States of America

Exhibit 5.1(b)

Removal Form By Asia Actual and/or By Terumo Thailand

(หัวกระดาษชื่อนิติบุคคล)

เขียนที่...

วันที่ .... เดือน............................พ.ศ. ....

เรียน ผู้อำนวยการกองควบคุมเครื่องมือแพทย์

เรื่อง ขอยกเลิกหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์

สิ่งที่ส่งมาด้วย 1. หนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ที่ได้รับอนุญาต เลขที่ XXX 0000000 (ตัวจริง)

2. คำรับรองการขอยกเลิกหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์

3. หนังสือมอบอำนาจกรณีขอยกเลิกพร้อมสำเนาเอกสารที่เกี่ยวข้องกับการมอบอำนาจ

ข้าพเจ้า .... เป็นผู้ดำเนินกิจการของสถานประกอบการนำเข้าเครื่องมือแพทย์ ชื่อ ....

ทะเบียนนิติบุคคลเลขที่ ... (13 หลัก)........................ เลขที่ใบจดทะเบียนสถานประกอบการ สน. .... ตั้งอยู่เลขที่ ....

ได้ตรวจสอบฐานข้อมูลผลิตภัณฑ์ในระบบสารสนเทศแล้ว พบว่าบริษัท ฯ ได้ลงข้อมูลไม่ถูกต้อง และไม่ครบถ้วนตรงตามข้อมูลในหนังสือรับรองการขาย ทำให้ไม่สามารถนำข้อมูลไปใช้ในการยื่นขอนำเข้าได้ จึงยกเลิกหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ หนังสือเลขที่ .... ลงวันที่ .... พร้อมทั้งได้แนบคืนหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ **(ตามสิ่งที่ส่งมาด้วย 1)** และแนบคำรับรองการขอยกเลิกหนังสือ ฯ ฉบับดังกล่าว ให้กับสำนักงานคณะกรรมการอาหารและยา โดยขอรับหนังสือรับรองการขายที่ใช้ในการยื่นขอหนังสือรับรองประกอบการนำเข้า ฯ เลขที่ .... ลงวันที่ .... ที่ออกจากประเทศ .... เพื่อนำไปใช้ประกอบการยื่นคำขอใหม่ในลำดับต่อไป

ทั้งนี้ ข้าพเจ้าได้มอบอำนาจให้กับ .... เป็นผู้รับมอบอำนาจกระทำการใด ๆ แทนข้าพเจ้าในการยื่นหนังสือฯ ฉบับนี้

จึงเรียนมาเพื่อโปรดพิจารณาดำเนินการด้วย จะเป็นพระคุณ

ลงชื่อ .... **ผู้ดำเนินกิจการ**

(...)

มอบ กลุ่มงานกำกับดูแลก่อนออกสู่ตลาด 4

ชื่อผู้ติดต่อประสานงาน \เบอร์โทร. xxx xxxxxxx

คำรับรองการขอยกเลิกหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์

เขียนที่...

วันที่ .... เดือน............................พ.ศ. ....

โดยคำรับรองนี้ ข้าพเจ้า ....

บัตรประจำตัวประชาชนเลขที่ .... เป็นผู้ดำเนินกิจการ
ของสถานประกอบการนำเข้าเครื่องมือแพทย์ ชื่อ ....

เลขที่ใบจดทะเบียนสถานประกอบการ สน.................../.................... ตั้งอยู่เลขที่ .... หมู่ที่................
ถนน.. ตรอก/ซอย...
แขวง/ตำบล .... เขต/อำเภอ...

จังหวัด .... รหัสไปรษณีย์..
โทรศัพท์ติดต่อ...โทรศัพท์มือถือ ....
Email..

ขอให้คำรับรองกับสำนักงานคณะกรรมการอาหารและยา ดังต่อไปนี้

ข้อ ๑. ข้าพเจ้าขอยกเลิกหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ หนังสือเลขที่ ....
.... ลงวันที่ .... เนื่องจาก ....
....
....

ข้อ ๒. ข้าพเจ้าขอรับรองว่า ข้าพเจ้าได้ส่งคืนหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ ตามข้อ ๑. ให้กับสำนักงานคณะกรรมการอาหารและยา และรับรองว่าจะไม่นำไปใช้ประโยชน์หรืออ้างอิงใดๆ ในการทำธุรกรรมอันเนื่องจากหนังสือรับรอง ฯ ฉบับดังกล่าว

ข้อ ๓. ข้าพเจ้าได้รับหนังสือรับรองการขาย เลขที่ ....
ลงวันที่.. ที่ออกจากประเทศ ....
ที่ใช้ในการออกหนังสือรับรองประกอบการนำเข้า ฯ ตามข้อ ๑. จากสำนักงานคณะกรรมการอาหารและยาแล้ว เพื่อใช้ในการยื่นคำขอใหม่ ต่อไป

ข้าพเจ้าได้อ่านคำรับรองนี้โดยตลอดด้วยความเข้าใจชัดเจน จึงลงลายมือชื่อไว้ต่อหน้าพยาน

ลงชื่อ .... ผู้ดำเนินกิจการ
(...)

ลงชื่อ .... พยาน
(...)

ลงชื่อ .... พยาน
(...)

-ตัวอย่างหนังสือมอบอำนาจ-

ใบมอบอำนาจ

เขียนที่...

วันที่...........เดือน...................................พ.ศ.............

ข้าพเจ้า...
และ...ในนามบริษัท..
ตั้งอยู่เลขที่...ขอมอบอำนาจให้
....อายุ...........ปี บัตรประชาชนเลขที่...ออกโดย
....จังหวัด...วันที่..
อยู่บ้านเลขที่...
มาทำการติดต่อกับสำนักงานคณะกรรมการอาหารและยา เพื่อขอยกเลิกหนังสือรับรองประกอบการนำเข้าเครื่องมือแพทย์ หนังสือเลขที่ .... ลงวันที่ .... ตามคำรับรองขอยกเลิกหนังสือ ฯ ที่ให้ไว้กับสำนักงานคณะกรรมการอาหารและยา

การใดที่...ได้กระทำไปในกิจการดังกล่าวข้างต้น บริษัทฯ ขอรับผิดชอบ และถือเสมือนหนึ่งบริษัทฯ เป็นผู้กระทำเองทุกประการ

ลงชื่อ...ผู้มอบอำนาจ
(...)

ลงชื่อ...ผู้มอบอำนาจ
(...)

ติด
อากร
แสตมป์

ลงชื่อ...ผู้รับมอบอำนาจ
(...)

ลงชื่อ...พยาน
(...)

ลงชื่อ...พยาน
(...)

หมายเหตุ : 1. อากรแสตมป์ 10 บาท ใช้ได้ครั้งเดียว

Exhibit 6.3

PRODUCT PRICE

1. Prices for Initial Order, upon execution of Distribution Agreement:

Three hundred twenty-nine thousand (329,000) USD (ex-works) for             Consoles and            pieces of the Probes.

IceCure shall be entitled to issue invoice of the Initial Order, for one hundred sixty-four thousand and five hundred (164,500) USD on the date of the order, and the invoice for remaining one hundred sixty-four thousand and five hundred (164,500) USD of the Initial Order shall be issued upon Delivery of all of the Products for the Initial Order.

2. Prices of the Products other than for Initial Order and Payment Term

(A) Prices of a Console and Payment Term

a) The price per console of the first forty (40) consoles (including the first three (3) consoles for Initial Order) will be                                                                                                               (the price is per console is regarding the existing Product as of the Effective Date; with respect to Console that includes improvements and/or next generation thereof the price will be mutually agreed by the Parties).

b) For the Consoles subsequent to the aforementioned 40 sets of Consoles: To be mutually discussed and agreed by the Parties, provided that if the Parties do not reach agreement within thirty (30) days from the commencement of such discussion,                    will be the price of a Console subsequent to said 40 sets of Consoles.

IceCure shall be entitled to issue invoice of an order, for fifty (50%) percent of the Product Price of the Consoles on the date of the Purchase Order, and the invoice for remaining 50% of the Product Price of the Consoles shall be issued upon Delivery of the applicable Purchase Order.

(B) Prices of a Probe

a) The price per probe of the first four thousand two hundred and sixty (4,260) probes will be at                              USD.

b) For the Probes subsequent to said 4,260 pcs of Probes: To be mutually discussed and agreed by the Parties, provided that if the Parties do not reach agreement within thirty (30) days from the commencement of such discussion,                      will be the price of a Probe subsequent to said 4,260 pcs of Probes.

IceCure shall be entitled to issue invoice of an order for the Probes upon Delivery of the Probes.

If THB to USD rate as of the end of each Calendar Half Year (a period of six (6) consecutive months during a Calendar Year beginning on and including January 1st and July 1st) has increased or decreased by more than ten percent (10%) compared to the rate on the Effective Date, all of the aforementioned prices will be adjusted (upward or downward) by the below formulae starting from the next Calendar Half Year so that the change to Product Price on THB basis exceeding ten percent (10%) is halved (USD rounded off to the second decimal place).

Acronyms:

●	OP (Original Price): price provided on Exhibit 6.3 in USD

●	BCR (Baseline Currency Rate) : the USD to THB rate on the Effective Date
●	ACR (Adjustment Currency Rate) : the USD to THB rate on the last day of each Calendar Half Year

In case ACR is greater than 110% of BCR,

Adjusted Amount　=　OP×(1－ (ACR - BCR×1.1) ×0.5)

BCR

In case ACR is smaller than 90% of BCR,

Adjusted Amount = OP×(1 + (BCR×0.9 - ACR) ×0.5)

BCR

The results of these formulae shall be rounded off to two decimal places.

As an example, if BCR is 30.75 and ACR on Dec 31, 2021 is 35.75, the Product Price for a Probe will be adjusted from Jan 1, 2022 onwards to the following price.

             × (1 - (35.75 – 30.75× 1.1) ×0.5)

30.75

=          × (1- (35.75-33.825)/30.75×0.5) =

As another example, if BCR is 30.75 and ACR on Dec 31, 2021 is 25.75, the Product Price for a Probe will be adjusted from Jan 1, 2021 onwards to the following price.

             × (1 + (30.75× 0.9 – 25.75) ×0.5)

30.75

=            × (1+ (27.675-25.75)/30.75×0.5) =

Exhibit 6.4

Minimum Purchase Amounts

(A) From the period during the Initial Term commencing upon signing this Distribution Agreement (“MPA Commencement Date”), subject to this Exhibit 6.4(C) and (D), below, Terumo shall purchase from IceCure at least the following amounts during the respective period set forth in this Exhibit 6.4(A) below (“Minimum Purchase Amount” or “MPA”):

Initial Term: As shown below.

Item/Year	MPA 2021 (Effective Date – 31 Mar 2022)	MPA 2022 (1 Apr 2022 – 31 Mar 2023)	MPA 2023 (1 Apr 2023 – 31 Mar 2024)	MPA 2024 (1 Apr 2024 – 31 Mar 2025)	MPA 2025 (1 Apr 2025 – 31 Mar 2026)	MPA 2026 (1 Apr 2026 – 31 Dec 2026)
Console
Probe

For the avoidance of doubt, it is clarified between the Parties that:

- MPA shall be achieved every fiscal year by Terumo Thailand by making one or several orders to IceCure. Unless otherwise agreed between the Parties, Terumo may not retroactively impute an order to the previous fiscal year in order to reach a MPA which has not met the terms described in the above table de

Renewal Term: To be mutually discussed in good faith and agreed by the Parties during the Initial Term.

(B) Any amounts of Product that Terumo is not able to purchase from IceCure due to the following (i) through (ii), below, shall be deducted from the applicable amounts set forth in this Exhibit 6.4(A) above:

(i)	Force Majeure Event;

(ii)	IceCure’s failure to supply the Product to Terumo in a timely fashion pursuant to the Forecast; or

(C) If Terumo fails to purchase (i) 100 % for Consoles; and (ii) 100 % for Probes respectively, of the Minimum Purchase Amount for each period set forth in this Exhibit 6.4 (A) (“Failure of Full MPA”), Terumo will lose its exclusive right to distribute the Products, and such Terumo’s distribution right will be non-exclusive upon the receipt of written notice of IceCure, without incurring liability to Terumo if IceCure notifies Terumo of such termination of exclusivity within hundred and twenty (120) days after applicable MPA Year and at least 30 days prior to the intended date of termination of exclusivity. The Failure of Full MPA shall not be material breach of this Agreement, and the termination of the exclusivity under this provision shall be the sole and exclusive remedy of IceCure for the Failure of Full MPA.

(D) In case MPA Exemption is applicable pursuant to Section 9.3(b), Terumo will not be required to purchase such Minimum Purchase Amount so long as IceCure doesn’t bring and control any action or proceedings contemplated in Section 9.3 (b), pursuant to same Section. For the avoidance of doubt, if Terumo fails to purchase at the amount of Minimum Purchase Amount in any fiscal year, it shall not constitute a material breach of this Agreement. In addition, Terumo shall not be obliged to purchase any shortfall quantity of Product to meet the Minimum Purchase Amount of such fiscal year.

Exhibit 9.6

PRODUCT TRADEMARKS

Product Trademark includes the following Trademarks in existence as of the Effective Date.

●	ProSense

●	IceCure

●	IceCure logo